Exhibit 10.12

ASSET PURCHASE AGREEMENT

BY AND AMONG

GENERATION HEMP, INC.,

a Colorado corporation,

GENH HALCYON ACQUISITION, LLC,

a Texas limited liability company,

OZ CAPITAL, LLC,

a Texas limited liability company,

OZC AGRICULTURE KY, LP,

a Texas limited partnership,

HALCYON THRUPUT, LLC,

a Texas limited liability company,

AND

THE OWNERS SET FORTH ON THE SIGNATURE PAGES HERETO

DATED: March 7, 2020

i

7.5	Permits.	30
7.6	No Liens.	30
7.7	No Actions.	30
7.8	Due Diligence.	31
7.9	Required Consents Obtained.	31
7.10	Sufficiency of Employees.	31
7.11	Exhibits and Schedules.	31
7.12	Insurance Claim.	31
7.13	Real Property.	31
7.14	SEC Waiver.	31
7.15	Equity.	31
8. Conditions Precedent to Seller’s, Parent’s and Owners’ Obligations Hereunder.		32
8.1	Covenants and Deliverables.	32
8.2	Representations and Warranties.	32
8.3	Certificates.	32
8.4	No Actions.	32
9.	Termination of Agreement.	32
10. Indemnification.		33
10.1	Survival of Representations, Warranties, Covenants, and Indemnifications.	33
10.2	Indemnification by Seller, Parent, Oz Capital and Owners.	33
10.3	Indemnification by Buyer.	34
10.4	Claims.	34
10.5	Limitation of Liability.	35
10.6	Offset.	35
10.7	Limitations.	35
11. General Provisions.		36
11.1	Recitals.	36
11.2	Exclusivity.	36
11.3	Notices.	36
11.4	Complete Agreement; Burden and Benefit; Assignment.	37
11.5	Modification and Waiver.	37
11.6	Governing Law; Venue.	37
11.7	Arbitration.	38
11.8	Waiver of Jury Trial.	38
11.9	Severability.	38
11.10	Counterparts.	38
11.11	Exhibits and Schedules.	38
11.12	Section and Subsection Headings.	38
11.13	No Strict Construction.	38
11.14	Expenses.	38
11.15	Independent Counsel.	38
11.16	Attorneys’ Fees.	38

ASSET PURCHASE AGREEMENT – Page ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of March 7, 2020 (the “Effective Date”), by and among GENERATION HEMP, INC., a Colorado corporation (“GENH”), GENH HALCYON ACQUISITION, LLC, a Texas limited liability company and a wholly-owned subsidiary of GENH (“Buyer”), OZ CAPITAL, LLC, a Texas limited liability company (“Oz Capital”), OZC AGRICULTURE KY, LP, a Texas limited partnership (“Parent”), HALCYON THRUPUT, LLC, a Texas limited liability company and a wholly-owned subsidiary of Parent (“Seller”), and Owners set forth on the signature pages hereto (individually, “Owner” and collectively, “Owners.”) If an Owner is not a natural person, “Owner” shall refer to the individual owners of such Owner set forth on the signature pages hereto). Buyer, GENH, Seller, Parent and Owners are sometimes hereinafter referred to as the “Parties” or individually as a “Party.” All capitalized terms used herein that are not defined below shall have the meanings ascribed to them in Exhibit “A” attached hereto.

WITNESSETH:

WHEREAS, Seller operates an agricultural processing facility that dries, cleans and stores hemp biomass for both in-network and out-of-network farms (the “Business”);

WHEREAS, Oz Capital owns the real estate and improvements thereon that are used by the Business (the “Real Property”);

WHEREAS, GENH focuses on all aspects of the hemp industry and intends to acquire businesses that enable it to be vertically integrated within the hemp industry; and

WHEREAS, Seller and Oz Capital desire to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets of Seller and the Real Property utilized in connection with the ownership and operation of the Business;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Purchase and Sale of Assets.

1.1 Transfer of Assets at Closing. At the Closing, subject to and upon the terms and conditions provided herein, and in reliance upon the representations, warranties and covenants set forth herein, Seller will sell, assign, transfer, convey, and deliver to Buyer, and Buyer will acquire, purchase and accept from Seller, free and clear of all Liens, except for Permitted Liens, all of the assets, property and rights, tangible and intangible, of every kind and description, wherever located (excluding the Excluded Assets), owned or used by, or licensed to, Seller (the “Assets”), including, without limitation, the following Assets relating to the Business:

(a) all current customer Contracts, licenses, agreements, leases, customer lists, files and commitments relating to the Business, including, without limitation, the Contracts, licenses, agreements and commitments that are set forth on Schedule 1.1(a), and all rights, guarantees, warranties, and indemnities thereon (the “Business Agreements”);

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(b) all furniture, computers, equipment, fixtures, personal property and other tangible assets used or usable by the Business, including, without limitation, those tangible assets that are identified on Schedule 1.1(b);

(c) all billed and unbilled accounts receivable of the Business, including, but not limited to, those that are identified on Schedule 1.1(c);

(d) all inventory, work in progress, parts, materials and related items of the Business, including, but not limited to, those listed on the Seller’s accounts receivable aging report attached to Schedule 1.1(d);

(e) all intellectual property owned or licensed by Seller, or to which Seller has any rights, and used by Seller in the operation of the Business (excluding intellectual property belonging to third parties that is not transferrable or assignable to Buyer), including, without limitation, all of the following worldwide intangible legal rights, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) all patents, patent applications, and patent rights, including any and all continuations, divisions, reissues, reexaminations or extensions thereof; (ii) all rights associated with works of authorship, including, but not limited to, copyrights, copyright applications and copyright registrations; (iii) all registered and unregistered state and federal trademarks and servicemarks, trademark applications and registrations and all goodwill associated therewith; (iv) all rights relating to the protection of trade secrets, know-how and other confidential information, including, but not limited to, rights in industrial property and all associated information and other confidential or proprietary information; (v) all industrial design rights; (vi) all rights to inventions, discoveries, and ideas, whether patentable or not, including the right to seek patent protection for inventions and discoveries; (vii) the right to obtain an assignment of any of the rights set forth in the preceding clauses under employment agreements and otherwise; (viii) to the extent transferrable or assignable, Seller’s right to use any licensed software or other licensed intellectual property; and (ix) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property together with all rights corresponding thereto throughout the world, including all income, royalties, damages and payments for past and future infringements thereof, together with full right to sue for and recover all damages and profits recoverable for infringements of such rights, and all intellectual property rights and all other proprietary information, including, but not limited to, trade secrets (collectively, “Intellectual Property”);

(f) all licenses and permits used in the Business, including those that are identified on Schedule 1.1(f), to the extent they are legally transferable or assignable (the “Permits”);

(g) all telephone numbers, facsimile numbers, websites, internet domain names and social media rights (e.g. Facebook, Twitter and Instagram accounts) and related or similar assets used in the Business, including, without limitation, the assets identified on Schedule 1.1(g);

(h) all data, files and records related to the operations of the Business, including, without limitation, all books, customer lists and records, client lists and files, supplier lists, billing information, mailing lists, referral sources, personnel records (other than personnel records not subject to transfer or disclosure by applicable law), files related to employees and independent contractors, production reports and records, service and warranty records, equipment logs, operating guides and manuals, reports, correspondence and other similar documents and records (the “Records”);

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(i) all rights accruing under any confidentiality or non-compete agreements or provisions relating to the Business, including, without limitation, (i) those agreements and provisions described on Schedule 1.1(i), (ii) all agreements or provisions with current and former employees and current and former independent contractors of Seller, and (iii) all rights to enforce the foregoing agreements and to obtain remedies for breaches thereof;

(j) all rights of recovery, causes of action, choses in action, insurance claims and insurance proceeds, and all other claims of Seller against third parties relating to any of the foregoing assets of the Business, whether choate or inchoate, known or unknown, contingent or noncontingent; and the Insurance Claim, the WCA Claim and the Settlement Amount; and

(k) the Business as a going concern and all goodwill of the Business, including, without limitation, all of Seller’s right, title and interest in and to all trade names used or usable in connection with the Business, including, without limitation, the names “Halcyon,” “Halcyon Thruput,” including any variations thereof.

1.2 Excluded Assets. The Assets shall not include the following properties, assets and other rights (the “Excluded Assets”), which shall be retained by Seller:

(a) all bank accounts of the Business;

(b) limited liability company minute books, membership interest transfer records, and tax records of Seller; and

(c) any other assets set forth in Schedule 1.2(c).

1.3 Consents. Except as set forth in Schedule 1.3, to the extent that Seller’s rights under any Contract or Permit that constitutes an Asset, or any other Asset, may not be assigned to Buyer without the consent of another Person or Governmental Entity and such consent has not been obtained prior to the Closing (the “Restricted Agreements”), and Buyer has waived in writing the delivery of such necessary consents and not terminated this Agreement pursuant to Section 9, Seller shall continue, for as long as Buyer shall reasonably request, but not less than three (3) months following the Closing, to use its commercially reasonable efforts to obtain such consents as quickly as practicable. Buyer shall provide reasonable cooperation to Seller with respect to obtaining such consents. Notwithstanding Section 1.1 and Section 2.1 hereof, neither this Agreement nor any other document or agreement to be entered into hereunder (the “Ancillary Documents”) shall constitute a sale, assignment, assumption, transfer, conveyance or delivery, or an attempted sale, assignment, assumption, transfer, conveyance or delivery, of the Restricted Agreements. Pending receipt of such consent relating to any Restricted Agreement, the Parties shall cooperate with each other, in a reasonable and lawful manner, to provide to Buyer, to the extent practicable without violating the terms of such Restricted Agreement, the benefits of the Restricted Agreement for the remainder of its term (or any right or benefit arising thereunder, including, without limitation, the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once the necessary consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Agreement is received, Seller shall, for no additional consideration, promptly assign, transfer, convey and deliver such Restricted Agreement to Buyer, and Buyer shall assume the express obligations under such Restricted Agreement assigned to Buyer effective as of the Closing pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Bill of Sale - Assignment and Assumption Agreement attached hereto as Exhibit “B” to be executed at the Closing (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, for no additional consideration; provided, that each Party shall pay its respective costs incurred in connection with such special purpose agreement).

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1.4 Real Property. Buyer or its Affiliates shall acquire the Real Property from Oz Capital pursuant to the Real Property Purchase Agreement attached hereto as Exhibit “C” (the “Real Property Purchase Agreement”), which Buyer and Oz Capital shall execute simultaneously with the execution of this Agreement and close simultaneously with the Closing. A portion of the Purchase Price shall be allocated to the Real Property pursuant to and in accordance with Section 3.6.

1.5 DaysOS Software. Buyer or its Affiliates shall acquire 100% of Oz Capital’s membership interest (the “DaysOS Interest”) in DaysOS, LLC, a Texas limited liability company (“DaysOS”), pursuant to a membership interest purchase agreement in form and substance reasonably satisfactory to Buyer, which Buyer, Oz Capital and SixOneFive Ventures LLC, a Tennessee limited liability company, shall execute simultaneously with the Closing (“DaysOS Membership Interest Purchase Agreement”). Additionally, Buyer or its Affiliates shall enter into a perpetual, royalty-free, worldwide software license agreement, in form and substance reasonably satisfactory to Buyer, with DaysOS in connection with the DaysOS software program used by Seller in connection with the Business (the “DaysOS Software License”). A portion of the Purchase Price shall be allocated to the DaysOS Interest and the DaysOS Software License pursuant to and in accordance with Section 3.6.

2. Liabilities.

2.1 Assumed Liabilities at the Closing. Upon the terms and subject to the conditions of this Agreement, as of the Closing, Buyer shall assume, discharge and perform when lawfully due only the liabilities, obligations and commitments of Seller relating exclusively to (i) the Business Agreements, based upon events occurring on or after the Closing Date, but expressly excluding any obligations, liabilities, or commitments of Seller for any breach of or default under any Business Agreement occurring or accruing on or prior to the Closing Date; (ii) accounts payable reflected on the Seller’s accounts payable aging report attached to Schedule 2.1(ii); and (iii) the indebtedness for borrowed money reflected on Schedule 2.1(iii) (collectively, the “Assumed Liabilities”).

2.2 Retained Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities, Buyer shall not assume, pay, honor, discharge or otherwise be responsible for, any Losses, injuries, damages, deficiencies, obligations, liabilities, liens or encumbrances of Seller directly or indirectly resulting from Seller’s ownership of the Assets or the condition thereof on the Closing Date, or from Seller’s operation of the Business prior to the Closing Date, whether or not reflected in the Records, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising or accruing out of occurrences or omissions prior to, at or after the Closing Date (collectively, the “Retained Liabilities”), which Retained Liabilities shall include, without limitation:

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(a) any Liability arising out of or relating to services or products of Seller to the extent designed (provided that such design has not been modified by Buyer after the Closing Date and such modification is the cause of such Liability), manufactured, provided or sold on or prior to the Closing Date, including any (i) invoice credits or client refunds due to a client from Seller; or (ii) penalties imposed on Seller or its clients, pertaining to periods prior to Closing;

(b) all outstanding payables relating to the Business, not expressly assumed by Buyer, that arise out of or relate to events occurring on or prior to the Closing Date;

(c) any Liability of Seller or Owners in respect of any Tax that accrues or relates to the time period preceding the Closing with respect to the Business (including, without limitation, (i) any Liability of Seller for the Taxes of any other Person (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law); (B) as a transferee or successor, (C) by contract; or (D) otherwise; and (ii) any Liability of Seller or Owners for Taxes arising in connection with the consummation of the transactions contemplated by this Agreement);

(d) any Liability under any Contract, agreement, lease or other document not expressly or specifically assumed by Buyer under this Agreement;

(e) any Liability to or in respect of the employees or former employees of Seller arising out of such employees’ employment with Seller, including, without limitation, (i) any Liability under any employee plan at any time maintained, contributed to, or required to be contributed to by, or with respect to, Seller or under which Seller may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to Seller’s withdrawal or partial withdrawal from or termination of any employee plan, including, without limitation, any supplemental executive retirement employee plan; (ii) any Liability or obligation for the current funding obligations under any employee plan in existence, or arising out of the period, on or prior to the Closing Date; and (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal or state employment discrimination law or regulation or any other basis for similar claims, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

(f) any Liability under any employment, severance, retention, incentive or bonus compensation, or termination agreement, whether or not written, between Seller and any employee, consultant or agent of Seller that arises out of or relates to events occurring on or prior to the Closing Date;

(g) any Liability arising out of or relating to any grievance of any employee, agent or contactor of Seller, whether or not the affected persons are hired by Buyer, that arises out of facts or events occurring on or prior to the Closing Date;

(h) any Liability of Seller to any Affiliate of Seller;

(i) any Liability of Seller to indemnify, reimburse or advance amounts to any officer, director, manager, employee, agent, contractor or other representative of Seller;

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(j) any Liability of Seller to distribute to any members or creditors of Seller or otherwise apply all or any part of the consideration received by Seller hereunder;

(k) any Liability of Seller arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or court order of any Governmental Entity;

(l) any Liability of Seller to any licensor, including, without limitation, any commissions and royalties accrued or owed to any licensor on or prior to the Closing Date, or based on acts or omissions that occurred on or prior to the Closing Date;

(m) any Liability of Seller in connection with this Agreement or any Ancillary Document;

(n) any obligation of Seller or any of its Affiliates or members to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transaction contemplated in this Agreement;

(o) any Liabilities relating to any insurance policy of Seller;

(p) any Liability of Seller based upon Seller’s acts or omissions occurring prior to the Closing Date with respect to its operation of the Business, unless otherwise assumed herein;

(q) any litigation related to the Business, whether currently ongoing, or brought after Closing related to acts, events or circumstances occurring prior to the Closing, unless otherwise assumed herein; and

(r) any other Liability of Seller not expressly assumed by Buyer.

3. Purchase Price.

3.1 Purchase Price.

(a) Amount of Purchase Price. As full consideration for the sale of the Business and the Real Property, consisting of the transfer and conveyance of the Assets by Seller free and clear of all Liens, except for Permitted Liens, to Buyer hereunder, Buyer shall pay to Seller an aggregate purchase price (the “Purchase Price”) which will be payable as follows: (i) $2,600,000.00 will be paid in cash at the Closing, subject to adjustment pursuant to Section 3.1(c), Section 3.1(d), Section 3.1(e), and Section 3.5 below (the “Cash Payment”); (ii) 1,250,000 shares of Common Stock, no par value per share of GENH (“GENH Common Stock”), which number is equal to the quotient of $2,500,000.00 divided by $.50, will be issued to the Holders (hereinafter defined) (the “Stock Consideration”); and (iii) certain potential payments in either cash or GENH Common Stock pursuant to the Earn-Out, shall be paid at such times and in such amounts as provided in Sections 3.2, 3.3, and 3.4 below. The Purchase Price is subject to adjustment pursuant to Sections 3.1(c) and 3.5 below. The Cash Payment shall be made in cash by wire transfer of immediately available funds to the account of Seller. Seller shall specify such account to Buyer in writing at least three (3) days prior to the Closing Date.

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(b) GENH Common Stock. Seller and Owners acknowledge and agree that the shares of GENH Common Stock issuable to Owners pursuant to this Agreement shall constitute “restricted securities” within the meaning of Rule 144 of the Securities Act for the earlier to occur of one year from the date of issuance (the “Restricted Period”) or the registration of the GENH Common Stock under the Securities Act. The certificates evidencing the shares of GENH Common Stock to be issued to the individuals and entities set forth on Schedule 3.1(b) (the “Holders”) pursuant to this Agreement shall bear appropriate legends to identify such privately placed shares as being “restricted securities” under the Securities Act to comply with state and federal securities laws and, if applicable, to notice the restrictions on transfer of such shares; provided, however, that each Holder must be an accredited investor. In connection with a registered public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder shall execute a market standoff agreement in the form requested by such underwriters in which they agree not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose (a “Transfer”) of any GENH Common Stock held immediately prior to the Company’s offering (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time from the effective date of such registration as may be requested by the Company or such managing underwriters (such period not to exceed the Restricted Period) and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s offering.

(c) Insurance Claim Adjustment. Seller and Buyer both agree and acknowledge that Seller is in the process of settling with Global Indemnity Group (the “Insurance Company”) an insurance claim number 19005172 or any related and supplemental claims on behalf of the Business relating to a dryer fire occurring in the Real Property (the “Insurance Claim”). Seller has determined in good faith that the settlement of the Insurance Claim will result in a payment to Seller of not less than $583,000.00 (the “Estimated Insurance Floor”) and not more than $1,150,000.00 (the “Estimated Insurance Ceiling”). If the final, binding settlement amount of the Insurance Claim received by Seller (the “Settlement Amount”) is less than the Estimated Insurance Floor, the Cash Payment shall be decreased on a dollar-for-dollar basis by the amount the Settlement Amount is less than the Estimated Insurance Floor. If the Settlement Amount received by Seller is greater than the Estimated Insurance Ceiling, the Cash Payment shall be increased on a dollar-for-dollar basis by the amount of Settlement Amount exceeds the Estimated Insurance Ceiling.

(d) Mechanics and Materialman’s Liens. Seller and Buyer both agree and acknowledge that Seller and Oz Capital are in the process of removing certain mechanics’ and materialman’s liens filed against the Real Property as a result of West Coast Agricultural Construction Company’s failure to pay its subcontractors for work performed on the Real Property (the “WCA Liens”). If Buyer or its Affiliates incur any costs, including reasonable attorneys’ fees, in releasing the WCA Liens at or before Closing, the Cash Payment shall be decreased on a dollar-for-dollar basis by the amount of such costs.

(e) WCA Claim. Seller and Buyer both agreed and acknowledge that Seller is in the process of settling the WCA Claim, and that Buyer is not assuming any liability with respect to the WCA Claim. However, if Buyer recovers any amounts in connection with the WCA Claim, such amounts will be used to offset any costs incurred by Seller in defending, prosecuting or settling the WCA Claim; provided that Seller has obtained Buyer’s written consent to incur such costs in defending, prosecuting or settling the WCA Claim.

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3.2 Earn-Out. For purposes of this Agreement, the term “Earn-Out” shall include the sum of the Earn-Out Payments under this Section 3.2. Buyer shall pay on behalf of Seller directly to Owners in equal amounts the sum of the earn-out payments specified herein, payable at Buyer’s election, exercised at any time prior to the date each Earn-Out Payment is made, either in cash or in GENH Common Stock (each, an “Earn-Out Payment”) calculated as follows:

(a) For Year One, Seller shall be entitled to an Earn-Out Payment in the amount of $1,000,000.00 of cash or GENH Common Stock if (and only if) the Net Cash Flow derived from the Business during Year One is equal to or in excess of $2,500,000.00.

(b) For Year Two, Seller shall be entitled to an Earn-Out Payment in the amount of $2,000,000.00 of cash or GENH Common Stock if (and only if) the Net Cash Flow derived from the Business during Year Two is equal to or in excess of $5,000,000.00.

(c) For Year Three, Seller shall be entitled to an Earn-Out Payment in the amount of $3,000,000.00 of cash or GENH Common Stock if (and only if) the Net Cash Flow derived from the Business during Year Three is equal to or in excess of $7,500,000.00.

(d) If Buyer elects to pay any Earn-Out Payment in GENH Common Stock, the number of shares of GENH Common Stock to be issued to Seller for an Earn-Out Payment shall equal the value of the Earn-Out Payment divided by $.50.

3.3 Definitions.

(a) “Gross Receipts” means, for any period, all cash revenue and funds received by Buyer from operations derived from the Business (excluding receipts for capital contributions, Taxes, insurance proceeds, transportation, reimbursables and revenue or receipts from extraordinary events).

(b) “Net Cash Flow” means, for any period, the Gross Receipts for that period less (i) the sum of all payments of Operating Expenses (A) during that period; or (B) due at the end of that period; (ii) commercially reasonable  reserves for contingencies, working capital for current operations and projected growth, and the making of future loans and investments; (iii) all sums paid to lenders in such period in accordance with the scheduled payment obligations; and (iv) commercially reasonable capital expenditures. The amount of reserves and capital expenditures shall be deemed commercially reasonable if approved by Jack Sibley and Watt Stephens in connection with the Buyer’s budgeting process, which approval shall not be unreasonably withheld, delayed or conditioned. Net Cash Flow shall not be increased or reduced by depreciation, amortization, cost recovery deductions, or similar allowances.

(c) “Operating Expenses” means, for any period, all the expenditures of any kind made or to be made with respect to the Business, including, without limitation, the compensation of Jack and Watt.

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3.4 Earn-Out Procedures.

(a) Within one hundred twenty (120) days after the annual filing of Buyer’s Form 10-K with the U.S. Securities and Exchange Commissions (“SEC”) after Year One, Year Two, and Year Three (each such one hundred twenty (120)-day period, an “Earn-Out Calculation Period”), Buyer shall prepare and deliver to Owners a certificate showing Buyer’s audited calculation of (i) the Net Cash Flow of the Business for such period; and (ii) the Earn-Out payable for such period .

(b) Owners may reasonably request to review all books and records of Buyer related to the preparation of the Earn-Out calculations. Owners shall have a period of thirty (30) days after its receipt of each of the Earn-Out calculations (each, an “Earn-Out Objection Period”) in which to provide written notice to Buyer of any objections thereto (each, an “Earn-Out Objection Notice”), setting forth the specific item or items to which each such objection relates and the specific basis for each such objection. The Earn-Out calculations shall be deemed to be accepted by Owners and shall become final and binding on the later of (i) the expiration of the Earn-Out Objection Period; or (ii) the date on which all objections have been resolved by the Parties; provided, however, that the Earn-Out calculations shall become final and binding prior to the end of such Earn-Out Objection Period if Owners inform Buyer by written notice of its waiver of the Earn-Out Objection Period with respect to such Earn-Out calculations and acceptance of the Earn-Out payable for such period. Any Earn-Out Payment shall be paid by Buyer to Owners within thirty (30) days of the Earn-Out calculation becoming final as set forth in this Section 3.4(b).

(c) If Owners give any Earn-Out Objection Notice and the Parties are unable to resolve a dispute with respect thereto within thirty (30) days after its date of delivery (which thirty (30) day period may be extended by written agreement of the Parties), such dispute shall be resolved fully, finally and exclusively in Dallas, Texas through the use of the Dallas, Texas office of RSM USA LLP (the “Accounting Firm”). In connection with the engagement of the Accounting Firm, each Party shall represent and warrant to the other Party that the Accounting Firm is not then performing or engaged to perform any material services for such Party (including any services for which the aggregate fees exceed $10,000.00) and shall promptly execute reasonable engagement letters and promptly supply such other documents and information as the Accounting Firm reasonably requires and such additional documents and information as such Party deems appropriate. None of Buyer, Owners or any of their respective Affiliates shall engage, or agree to engage, or discuss with the Accounting Firm the potential engagement of, the Accounting Firm to perform any services other than as described in this Section 3.4(c) until after the Accounting Firm completes its resolution of the dispute. The fees and expenses of the Accounting Firm incurred in the resolution of such dispute shall be borne by the Parties in such proportion as is appropriate to reflect the relative benefits received by the Parties from the resolution of the dispute. For example, if Owners challenge the calculation of the payment by an amount of $10,000.00, but the Accounting Firm determines that Owners have a valid claim for only $4,000.00, Owners shall bear sixty percent (60%) of the fees and expenses of the Accounting Firm, and Buyer shall bear the other forty percent (40%) of such fees and expenses. Any such arbitration Proceeding shall be commenced within sixty (60) days of the date of delivery of the Earn-Out Objection Notice, or such period of time as is otherwise agreed to by the Parties, and the Parties shall submit to the Accounting Firm written submissions detailing the disputed items within twenty (20) days after the commencement of such Proceeding. The Accounting Firm shall make its determination (and provide written notice thereof to the Parties) as promptly as practicable, but in all events within thirty (30) days of the date on which written submissions detailing the disputed items have been forwarded to it. The Accounting Firm’s decision shall be based solely on the written submissions of the Parties (including any documents or other information submitted by the Parties) and any oral presentations requested or approved by the Accounting Firm.

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3.5 Working Capital Adjustment.

(a) In connection with the Closing, Seller shall provide Buyer with an estimated consolidated balance sheet of Seller as of the Closing Date (the “Estimated Balance Sheet”) and the computation of Working Capital (hereinafter defined) prepared therefrom (“Estimated Working Capital”). The Estimated Balance Sheet and the calculation of the Estimated Working Capital shall be in form and substance reasonably satisfactory to Buyer and shall be prepared consistent with the methodologies set forth on Schedule 3.5(a) (the “Working Capital Methodologies”). For purposes of this Section 3.5(a), “Working Capital” shall generally mean the excess of current assets (excluding cash and cash equivalents and accounts receivable past due by more than one-hundred eighty (180) days and the WCA Claim and the Insurance Claim and the Settlement Amount) of Seller over current liabilities of Seller, including any allowance for doubtful accounts.

(b) The target Working Capital on the Closing Date is required to be $300,000.00 (the “Working Capital Target”). If Estimated Working Capital is less than the Working Capital Target, then the Cash Payment and the Purchase Price will be reduced by an amount equal to such deficiency. If Estimated Working Capital is more than the Working Capital Target, then the Cash Payment and the Purchase Price will be increased by an amount equal to such excess.

(c) Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller (i) a balance sheet of Seller as of the Closing Date prepared in accordance with the Working Capital Methodologies and in a manner consistent with the Estimated Balance Sheet (the “Closing Balance Sheet”); and (ii) a calculation of “Adjusted Working Capital,” which shall be defined as the Working Capital of Seller as of the Closing Date finally determined pursuant to this Section 3.5.

(d) During the time period beginning from date of the delivery to Seller of the Closing Balance Sheet and calculation of the Adjusted Working Capital and ending on the date of the final resolution of the Closing Balance Sheet and calculation of Adjusted Working Capital in accordance with this Section 3.5, Buyer shall cooperate with and make available to Seller all information, records, data, working papers (including those working papers of Buyer’s accountants), supporting schedules, calculations and other documentation that relate to Buyer’s preparation of the applicable Working Capital calculation and related Working Capital payment, and shall permit reasonable access to Buyer’s facilities, personnel and accountants, as may be reasonably required in connection with the review or analysis of the Working Capital calculation and the related Working Capital payment and the resolution of any disputes in connection therewith. Seller shall have a period of thirty (30) days after its receipt of the Closing Balance Sheet (the “Objection Period”), in which to provide written notice to Buyer of any objections thereto (the “Objection Notice”), setting forth in reasonable detail the item(s) to which such objection relates and the basis for each such objection. The Closing Balance Sheet and the resulting Adjusted Working Capital shall be deemed to be accepted by Seller and shall become final and binding on the later of (i) the expiration of the Objection Period; or (ii) the date on which all objections have been resolved by Seller and Buyer; provided, however, that the Closing Balance Sheet and the resulting Adjusted Working Capital shall become final and binding prior to the end of the Objection Period if Seller informs Buyer by written notice of its waiver of the Objection Period and acceptance of the Closing Balance Sheet.

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(e) If Seller timely provides any Objection Notice and the Parties are unable to resolve a dispute with respect thereto within thirty (30) days after the date of delivery of the Objection Notice (which thirty (30)-day period may be extended by written agreement of Seller and Buyer), such dispute shall be resolved fully, finally and exclusively in Dallas, Texas by the Accounting Firm, and the determination of the Accounting Firm shall be final and binding on the Parties. In connection with the engagement of the Accounting Firm, Seller and Buyer shall represent and warrant to the other that the Accounting Firm is not then performing or engaged to perform any material services for any party or its Affiliates (including any services for which the aggregate fees exceed $25,000.00) and shall promptly execute reasonable engagement letters and promptly supply such other documents and information as the Accounting Firm reasonably requires or as such party deems appropriate. None of Buyer, Seller, Parent, Oz Capital or the Owners nor any of their respective Affiliates shall engage, or agree to engage, the Accounting Firm to perform any services other than as described in this Section 3.5(e) until after the Accounting Firm completes its resolution of the dispute. The fees and expenses of the Accounting Firm incurred in the resolution of such dispute shall be borne by the parties in such proportion as is appropriate to reflect the relative benefits received by the parties from the resolution of the dispute. For example, if an Owner challenges the calculation of the payment by an amount of $10,000.00, but the Accounting Firm determines that such Owner has a valid claim for only $4,000.00, such Owner shall bear 60% of the fees and expenses of the Accounting Firm, and Buyer shall collectively bear the other 40% of such fees and expenses. Any resolution proceeding shall be commenced within sixty (60) days of the date of delivery of the Objection Notice, or such period of time otherwise agreed to by Seller and Buyer, and Seller and Buyer shall submit to the Accounting Firm written information and documents as such party chooses to submit in connection with such dispute within twenty (20) days after the commencement of such proceeding. The Accounting Firm shall make its determination of the final Working Capital amount and related Working Capital payment that is the subject of the dispute (and which determination shall be set forth in a written report shall be given to Seller and Buyer) as promptly as practicable, but in all events within thirty (30) days of the date on which written submission materials detailing the disputed items have been forwarded to it. The Accounting Firm’s decision shall be based solely on the written submission materials of the Owners and Buyer and any oral presentations requested or approved by the Accounting Firm. The Accounting Firm shall resolve the dispute and calculate the Working Capital amount and related Working Capital payment only in accordance with the terms of this Agreement, and the Accounting Firm shall not assign a greater value for any item related to such calculation than the greatest value claimed by either Buyer or Seller for such item or a smaller value than the smallest value for such item claim by either Buyer or Seller.

(f) If the Adjusted Working Capital is greater than the Estimated Working Capital, such excess will be paid by Buyer to Seller. If the Adjusted Working Capital is less than the Estimated Working Capital, then Seller shall pay such deficiency to Buyer. All payments required to be made pursuant to this Section 3.5(f) must be paid by wire transfer of immediately available funds within ten (10) Business Days after the Closing Balance Sheet and the calculation of the Adjusted Working Capital become final and binding.

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3.6 Allocation of Purchase Price. The amount of the aggregate Purchase Price allocated to the noncompetition provisions contained in Section 5.3(a) shall be $500,000.00, which shall be allocated $100,000.00 to Seller and $200,000.00 to each Owner and the remainder of the aggregate Purchase Price shall be allocated by the Parties prior to Closing among the Assets, the Real Property, and the DaysOS Interest for all purposes (including all tax and financial accounting purposes) in accordance with the applicable provisions of Section 1060 of the Internal Revenue Code of 1986, (the “Purchase Price Allocation”). Each Party shall file all Tax Returns (including amended returns and claims for refund) in a manner reflecting the Purchase Price Allocation. The Parties shall each execute and timely file a Form 8594 consistent with the Purchase Price Allocation, after exchanging mutually acceptable drafts of such form (and any equivalent state, municipal, county, local, foreign or other Tax forms) within sixty (60) days after determination of the Adjusted Working Capital.

4. Representations and Warranties.

4.1 Representations and Warranties of Seller. Seller, Parent, Oz Capital and Owners, jointly and severally, represent and warrant to Buyer and GENH that the following shall be true and correct as of the Effective Date hereof and as of the Closing:

(a) Organization and Existence of Seller. Each of Seller, Parent and Oz Capital is a limited liability company or limited partnership that is duly organized, validly existing and in good standing under the laws of the State of Texas. Seller is duly and properly qualified to do business in the State of Kentucky, which is every jurisdiction in which the Business requires it to be so qualified. Seller has all requisite power and authority to (i) consummate the terms of this Agreement and the Ancillary Documents; (ii) own the Assets; and (iii) carry on the Business as heretofore conducted.

(b) Authority. Each of Seller, Parent and Oz Capital has taken all necessary action to approve this Agreement and the Ancillary Documents to which they are a party, to authorize its officers to execute and deliver this Agreement and such Ancillary Documents to which they are a party, and to execute and deliver such further documents as are necessary and proper to consummate the terms and provisions of this Agreement and the Ancillary Documents to which they are a party. Upon the execution of this Agreement and those Ancillary Documents to which Seller, Parent and Oz Capital are a party, this Agreement and such Ancillary Documents will constitute the valid and legally binding obligation of each of such Parties, enforceable in accordance with their respective terms.

(c) No Violation or Conflicts. Neither the execution and delivery of this Agreement or any Ancillary Document nor the consummation of the transactions herein and therein contemplated and compliance with the terms and provisions hereof and thereof will, except as referenced on Schedule 4.1(c), (i) conflict with or result in any breach or default of any of the terms or conditions of or constitute a default under or result in the creation of any Lien under: (A) the organizational documents, if and as amended, of Seller, Parent or Oz Capital; (B) any note, agreement, indenture, mortgage, deed of trust, lease, Contract, agreement, license or other instrument or obligation to which Seller, Parent or Oz Capital is a party; or (C) any judgment, order, decree, ruling, injunction, license, permit, law, rule or regulation of any court, governmental body or arbitrator in Proceedings to which Seller, Parent or Oz Capital are a party or subject; or (ii) require a consent or waiver to be obtained by Seller, Parent and Oz Capital.

(d) Title to Assets; Sufficiency. (i) Seller has good, insurable and marketable title to all of the Assets; and (ii) none of the Assets, at the time of the Closing, is subject to any Lien, except for Permitted Liens. Upon the sale, assignment, transfer and conveyance of the Assets to Buyer as contemplated under this Agreement, there will be vested in Buyer good and marketable title to all of the Assets, free and clear of all Liens, except for Permitted Liens. Except as described on Schedule 4.1(d), the Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary or used to operate the Business in the manner presently operated by Seller; and (ii) include all of the operating assets of the Business.

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(e) Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheets of the Business December 31, 2019, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the “Yearly Financial Statements”) and unaudited financial statements consisting of the balance sheet of the Business at January 31, 2020 (and February 29, 2020 if the Closing is after such date) and the related statements of income and retained earnings, stockholders’ equity and cash flow for the period then ended (together with the Yearly Financial Statements, the “Financial Statements”) are included in Schedule 4.1(e). A discussion of the accounting principles, policies and procedures used in the preparation of the Financial Statements is set forth on Schedule 4.1(e). The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. Except as set forth on Schedule 4.1(e), the Financial Statements have been prepared on a consistent basis with the accounting principles, policies and procedures set forth in Schedule 4.1(e). The 2020 pro forma financial statements prepared by Seller (the “Pro Formas”) were prepared in good faith and based upon commercially reasonable assumptions and objectives and reliable information.

(f) No Undisclosed Liabilities; Contracts to be Assigned. Schedule 4.1(f) attached hereto and the Financial Statements contain all the Liabilities of the Business. Except as specified in Schedule 4.1(f), to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) is likely to contravene, conflict with or result in a breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any lease, loan agreement or Contract evidencing any Liability of the Business, including any of the Assumed Liabilities.

(g) Certain Developments. Except for actions set forth on Schedule 4.1(g), during the period beginning on December 1, 2019 and ending on the Closing Date, Seller has not:

(i) conducted the Business outside the Ordinary Course;

(ii) made any distributions, other than distributions to Parent or the Owners for Taxes;

(iii) sold, leased, transferred, or assigned any assets, tangible or intangible, having a value in excess of $25,000.00, other than inventory sold in the Ordinary Course;

(iv) entered into any single Contract (or series of related Contracts), either (A) other than client Contracts, involving more than $10,000.00 (individually or in the aggregate); (B) outside the Ordinary Course; or (C) that adversely affects the Assets or the right, title and interest therein of the owner of such Assets, which would be binding upon any subsequent owner of any Assets or which would run with the respective Assets;

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(v) entered into any Government Contracts or accelerated, terminated, modified, or cancelled any Government Contract to which Seller is a party or by which it is bound either involving more than $10,000.00 (individually or in the aggregate) or outside the Ordinary Course;

(vi) entered into any agreement, Contract, lease or license (or series of related agreements, Contracts, leases or licenses) with any other individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity or similar entity that, directly or indirectly, Controls, is Controlled by or is under common Control with Seller;

(vii) waived any right of material value;

(viii) accelerated, terminated, modified, or cancelled any Contract (or series of related Contracts), involving more than $10,000.00 (individually or in the aggregate) to which Seller is a party or by which it is bound or had the counterparty to such a Contract accelerate, terminate, modify or cancel such a Contract;

(ix) imposed any Lien, except for Permitted Liens, upon any of its Assets, tangible or intangible;

(x) maintained the Assets in a state of repair and condition that was inconsistent with the requirements and normal conduct of the Business;

(xi) made any capital expenditure (or series of related capital expenditures) either involving more than $10,000.00 or outside the Ordinary Course;

(xii) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(xiii) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness;

(xiv) billed and collected its accounts receivable of the Business inconsistent with its Ordinary Course or made an effort to accelerate the billing or collection of any of such accounts receivable;

(xv) delayed or postponed the payment of accounts payable and other known Assumed Liabilities outside the Ordinary Course;

(xvi) declared, set aside, or paid any dividend or made any distribution (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity securities;

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(xvii) entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement;

(xviii) adopted, amended, modified, or terminated any benefit plan, any profit sharing, incentive, severance, or other plan; or any other Contract or commitment for the benefit of any of its current or former directors, officers, and employees;

(xix) paid, or committed to pay (whether or not in writing) any severance, termination or similar payment to any current or former employee (regardless of whether such severance, termination or similar payment has been paid pursuant to any benefit plan);

(xx) entered into any compromise or settlement of any litigation, Proceeding or investigation by any Governmental Entity relating to the Assets or the Business;

(xxi) made any Tax election, adopted or changed any accounting method or policy (whether or not for Tax purposes), filed any Tax Return, consented to or entered into any closing agreement or similar agreement with any taxing authority, consented to or settled or compromised any Tax claim or assessment or taken any position inconsistent with any past practice on any Tax Return;

(xxii) made or granted any bonus or any wage, salary or compensation increase in excess of $10,000.00 per year to any employee or independent contractor;

(xxiii) transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xxiv) experienced any damage, destruction or Loss (whether or not covered by insurance) to its property or any effect or change that would be materially adverse to the Business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Seller, taken as a whole, or on the ability of Seller to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof);

(xxv) entered into any other material transaction other than in the Ordinary Course, or changed any material business practice; or

(xxvi) agreed or committed (whether or not in writing) to do any of the foregoing.

(h) Absence of Adverse Change. Except as and to the extent set forth in Schedule 4.1(h), since December 1, 2019, there has not been any material adverse change in the conduct, financial condition, business, prospects or operations of the Business or the Assets.

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(i) Business Agreements and Commitments. Except as disclosed in Schedule 4.1(i), with respect to the Business Agreements: (A) each Business Agreement is in full force and effect and constitutes the legal, valid and binding obligation of Seller and, to Seller’s Knowledge, the other party thereto, enforceable in accordance with its terms; (B) all parties thereto are in material compliance with the provisions thereof; (C) no party thereto is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; (D) no event has occurred that with or without giving notice or lapse of time, or both, would constitute a default thereunder and (E) no Business Agreement was awarded to the Business based upon Seller’s size, the ownership of Seller, the ownership make up or any other characteristic or attribute of Seller or its owners, in each case, that forms the basis for any “set aside” program for small, women-owned, minority owned businesses or similar programs, whether or not sponsored by a Governmental Entity.

(j) Intellectual Property.

(i) Schedule 4.1(j)(i) contains a complete and accurate list and description of each material item of Intellectual Property in which Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise), and constitutes all of the Intellectual Property necessary for use in, or required for the conduct of the Business. Seller owns or has the right to use, as presently being used in the conduct of the Business, all of the Intellectual Property. No Person has asserted that the use of the Intellectual Property in the Business as currently conducted by Seller infringes any intellectual property rights of a third party. Except for software owned by Seller, Seller has a valid, fully paid license from all required licensors for all software used by Seller in connection with the Business. Seller has not copied or reproduced, in any manner, any software in violation of any such license.

(ii) Schedule 4.1(j)(ii) contains a complete and accurate list and summary description of each Contract relating to the Intellectual Property pursuant to which Seller has granted, or Seller has been granted, any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Intellectual Property (“IP Contracts”), including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies of the IP Contracts, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000.00 under which Seller is the licensee (“Packaged Software”). There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any IP Contract. Seller has all fully paid-up licenses for all Packaged Software used or available to the Business.

(iii) Seller is not bound by, and no Intellectual Property is subject to, any IP Contract containing any covenant or other provision that limits or restricts the ability of Seller to use, exploit, assert, or enforce any Intellectual Property anywhere in the world.

(iv) To the extent necessary or advisable, all documents and instruments necessary to establish, perfect and maintain the rights of Seller in the Intellectual Property, have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Entity.

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(v) Each Person who is or was an employee or independent contractor of Seller and who is or was involved in the creation or development of any Intellectual Property has signed a valid and enforceable agreement containing an irrevocable assignment of any rights in the Intellectual Property to Seller and confidentiality provisions protecting the Intellectual Property, together with a waiver of all moral rights in such Intellectual Property.

(vi) Seller owns all the Intellectual Property that was created by employees or independent contractors during their service to Seller.

(vii) No funding, facilities or personnel of any Governmental Entity or any college, university, or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property.

(viii) To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Intellectual Property.

(ix) To Seller’s Knowledge, Seller has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any intellectual property right of any other Person.

(x) To Seller’s Knowledge, no Intellectual Property infringes, violates, or makes unlawful use of any intellectual property right of, or contains any intellectual property misappropriated from, any other Person.

(xi) No lien, interference, opposition, reissue, reexamination or other Proceeding of any nature is or has been pending or, to Seller’s Knowledge, threatened, in which the scope, validity or enforceability of any Intellectual Property is being, has been or would reasonably be expected to be contested or challenged.

(xii) To Seller’s Knowledge, there is no basis for a claim that any Intellectual Property is invalid or unenforceable.

(xiii) Seller has complied and is in compliance with, has not violated and is not in violation of, and has not received any notices of non-compliance or violation or alleged non-compliance or violation with respect to any United States federal, state, municipal, and county law, or the laws of any foreign country regarding intellectual property rights. Further, Seller represents and warrants that the Intellectual Property, including all parts thereof, materially complies with all applicable United States federal, state, municipal, and county laws regarding intellectual property rights, the laws regarding intellectual property rights of any applicable foreign country to which the Intellectual Property and any parts thereof are subject, and all the licenses, authorizations and/or permits required by such laws or regulations.

(k) Records. The Records are complete and correct in all material respects and have been prepared and maintained in material compliance with applicable laws, regulations and other requirements.

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(l) Material Partners. Schedule 4.1(l) lists all (i) customers and clients of the Business that paid to the Business $20,000.00 or more during the 2019 calendar year (“Material Customers”); and (ii) all suppliers, excluding independent contractors, of the Business that received from the Business $10,000.00 or more during the 2019 calendar year (“Material Suppliers” and together with Material Customers, referred to herein as “Material Partners”). Schedule 4.1(l) also presents fairly and accurately Seller’s annual dealings for the 2019 calendar year for all Material Partners. Furthermore, except for any Material Customer intended from the outset to be (and identified as such on Schedule 4.1(l)) as a single matter client relationship (as opposed to an ongoing client relationship), no Material Partner terminated or materially reduced its relationship with the Business or notified Seller that it intends to terminate or materially reduce its relationship with the Business.

(m) Restrictive Agreements. Seller is not a party to or bound by any agreement, deed, lease or other instrument with respect to the Business which restricts the operation of the Business. Without limiting the generality of the foregoing, Seller is not a party to or bound by any agreement requiring Seller to assign any interest in any trade secret or proprietary information, or with respect to the Business, prohibiting or restricting Seller from competing in any business or geographical area or soliciting customers or employees or otherwise restricting it from carrying on the Business anywhere in the world.

(n) Receivables. All accounts receivable and work in progress: (i) arose from bona fide arms’ length transactions in the Ordinary Course, consistent with past practice, and are payable on ordinary trade terms; (ii) are valid and binding obligations of the respective debtors; and (iii) are not subject to any valid set-off, defense or counterclaim and, to Seller’s Knowledge, are fully collectable in the Ordinary Course.

(o) Tax Matters.

(i) With respect to all taxable years or periods ending on or before the Closing Date, Seller has caused to be filed, or will cause to be filed, on a timely basis all Tax Returns which relate in any way to the Assets or the Business that Seller is required to file, and has paid, or will pay, when due all Taxes of any nature that have become due with respect to the Assets or the Business that Seller is required to pay. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not a beneficiary of any extension of time within which to file any Tax Return.

(ii) There is no pending claim and no circumstance exists which is likely to give rise to any such claim, for Taxes or Tax liens against or with respect to the Assets. There is no claim by any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(p) No Brokers or Finders. Neither Seller nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

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(q) Employees.

(i) To Seller’s Knowledge, no officer, employee or independent contractor of Seller has any plans to terminate his, her or its employment or relationship with Seller.

(ii) Seller has complied with all applicable Legal Requirements relating to the employment of personnel and labor, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security, Medicaid, and other employment-related Taxes, including withholding requirements, the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation, and the Immigration Reform and Control Act of 1986, as amended.

(iii) Attached hereto as Schedule 4.1(q)(iii) is a complete and accurate list of each employee, independent contractor, consultant and agent of the Business at all times to the present, including each such person’s name, job title, date of commencement of work, date of termination (if applicable), reason for termination (if applicable), compensation paid, and sick and vacation leave that is accrued but unused. No current or former employee of the Business is a party to any Contract or agreement with Seller except as described on Schedule 4.1(q)(iii).

(iv) Seller has not experienced any strike, grievance, unfair labor practice claim, charge of discrimination, workers’ compensation claim or other material employee or labor dispute, and Seller has not engaged in any unfair labor practice. Seller does not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller. Seller has satisfied any notice or bargaining obligation it may have under any law or collective bargaining agreement to any employee representative.

(r) Affiliate Transactions. No Affiliate of Seller (i) is a party to any Contract or transaction with Seller (other than in such Affiliate’s capacity as an owner, officer, director, employee or independent contractor of Seller, the compensation for which is reflected on Schedule 4.1(q)(iii)); or (ii) has any ownership interest in or owns any asset, tangible or intangible, which is used in the Business of Seller.

(s) Litigation. Schedule 4.1(s) lists each Proceeding in which Seller is or was a party that currently is pending, was settled or adjudicated within the past five (5) years, was settled and adjudicated more than five (5) years ago, but with respect to which Seller has any unsatisfied Assumed Liabilities, or that, to Seller’s Knowledge, is threatened. Schedule 4.1(s) sets forth, with respect to each matter disclosed on such schedule, (i) the parties; (ii) the nature of dispute; (iii) the relief sought; (iv) the status of dispute; (v) the extent to which Seller’s insurance would cover the relief; and (vi) Seller’s assessment of its likelihood of prevailing. Except as set forth in Schedule 4.1(s), there is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller, or its managers, directors or officers (in such capacity), any Owner, or any subsidiary that in any way involves the Business, the Assets, or the Assumed Liabilities.

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(t) Privacy Laws. Seller is in compliance with data privacy Legal Requirements regarding the retention, recording, use and transfer of personal and sensitive data, whether cross border or to third Persons, has completed all adequate filings or notifications with all applicable Governmental Entities or otherwise, and kept such data secure and confidential at all times.

(u) Compliance with Legal Requirements. Seller is in compliance with all Legal Requirements that are applicable to it or to the conduct of the Business or the ownership or use of any of the Assets, and, to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Seller of, or a failure by Seller to comply with, any such Legal Requirement or may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Seller has not received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement applicable to Seller or the Business, or regarding any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all of or any portion of the cost of, any material remedial action of any nature.

(v) Related Parties. None of Seller’s Affiliates has had or currently has any ownership interest in any property used or pertaining to the Business, nor has any such Person had business dealings or a financial interest in Seller, the Business or the Assets other than Owners’ investment in Seller and other than transactions conducted in the Ordinary Course on substantially prevailing market terms. No Affiliate of Seller, or other Person related to Seller, is a party to any Contract with, or has a claim or right against, Seller or the Assets, except for Owners under the governing documents of Seller.

(w) Foreign Corrupt Practices Act. None of Seller or any Owners, or any other Affiliates, officers, directors, employees of Seller or accountants, counsel, consultants, advisors, independent contractors or agents of Seller, acting at Seller’s request, has (i) used any of Seller’s funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from Seller’s funds; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; and Seller has instituted and maintains policies and procedures designed to ensure compliance therewith.

(x) Disclosure. No representation or warranty by Seller or Owners in this Agreement, in any Ancillary Documents, or in any list, statement, document or information set forth in or attached to any schedule or exhibit delivered or to be delivered by Seller pursuant to this Agreement contains or will contain when delivered any untrue statement of a material fact or omits or will omit when delivered any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

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(y) Real Estate. Seller does not lease or sublease any real property in connection with the operation of the Business. Exhibit “C” contains a legal description of the Real Property. The Real Property is in good operating condition, normal wear and tear excepted, and is suitable for the operation of the business of Seller. To the Knowledge of Seller, the mechanical, electrical, plumbing, HVAC and other systems servicing the Real Property are in good working order and repair, ordinary wear and tear excepted, and there are no defects in such systems, or in the buildings, improvements and structures or fixtures located on or at the Real Property, individually and as a whole, which would reasonably be expected to impair the conduct of the Business by Buyer immediately following the Closing, and the physical condition of the Real Property is sufficient to permit the continued conduct of the Business as presently conducted, subject to the provision of usual and customary maintenance and repair performed in the Ordinary Course. All utilities currently servicing the Real Property are properly operating with no overdue amounts payable and are sufficient for the operation of the Business currently conducted. Other than with respect to the Insurance Claim, no portion of the Real Property or the improvements thereon has suffered any damage by fire or other casualty that has not heretofore been completely repaired and restored to its original condition.

(z) Reliance. The foregoing representations and warranties have been made by Seller, Parent and Oz Capital with the knowledge and expectation that Buyer and GENH are relying thereon.

(aa) Environmental Matters. The Business is, and has been operated, in compliance with all applicable Environmental Laws, and there are no claims, proceedings, investigations or Actions by any Governmental Entity or other Person pending or, to the Knowledge of Seller, threatened in connection with the operation of the Business or the Assets or the Real Property, under any applicable Environmental Law.

(bb) Inventories. Except as set forth in the Financial Statements, all of the Inventory and other materials and supplies included with the Assets consist of items of quality and quantity, in good condition and usable or salable in the ordinary course of the Business. The values of the inventories stated in the Financial Statements reflect Seller’s normal inventory valuation policies and were determined in accordance with GAAP consistently applied.

(cc) Permits. Schedule 1.1(f) lists all Permits held by Seller and used or useable in the conduct of the Business. Such Permits are valid, and Seller has not received any notice that any Governmental Entity intends to cancel, terminate or not renew any such Permit. Seller holds all licenses, Permits and other governmental authorizations necessary or advisable to operate the Business. The Business is not being conducted, in violation of any statute, law, ordinance, regulation, rule or Permit of any Governmental Entity or any Order.

4.2 Representations and Warranties of Owners. Each Owner represents and warrants to Buyer, Parent and GENH that the following shall be true and correct as of the Effective Date and as of the Closing Date:

(a) Capacity and Enforceability. Such Owner has full capacity to execute and deliver this Agreement and all Ancillary Documents to which such Owner is a party and to perform his obligations hereunder and thereunder.  This Agreement and the Ancillary Documents to which such Owner is a party, will, when executed, constitute, valid and legally binding obligations of such Owner, enforceable in accordance with their terms and conditions.

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(b) Absence of Conflicts; Consent. Except as set forth in Schedule 4.2(b), Neither the execution, delivery or performance of this Agreement or any Ancillary Document by such Owner, nor the consummation by such Owner of the transactions contemplated hereby or thereby will:

(i) (A) conflict with or will result in any breach, default or violation of; or (B) give any third party the right to terminate or to accelerate any obligation under; or (C) result in the creation of any Lien upon any of such Owner’s assets, under any Contract or Legal Requirement by which such Owner or any of his assets is bound or affected; or

(ii) require any Consent to be obtained by such Owner other than consents obtained on or before the Closing Date.

(c) Brokers’ Fees. Such Owner has not entered into any agreement requiring such Owner to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(d) Accredited Investor Status. Each Owner receiving GENH Common Stock issued hereunder is an “accredited investor” as defined in Regulation D of the Securities Act of 1933, as amended.

4.3 Representations and Warranties of Buyer. GENH and Buyer jointly and severally represents and warrants to Seller, Parent and Owners that the following shall be true and correct as of the Effective Date and as of the Closing Date:

(a) Organization and Existence of Buyer and GENH. Buyer is a limited liability company that is duly organized, validly existing, and in good standing under the laws of the State of Colorado. GENH is a limited liability company that is duly organized, validly existing, and in good standing under the laws of the State of Colorado. Each of GENH and Buyer has all requisite power and authority to consummate the terms and provisions of this Agreement and the Ancillary Documents. GENH has all requisite power and authority to issue the GENH Common Stock to Owners.

(b) Authority. Each of Buyer and GENH has taken all necessary action to approve this Agreement and the Ancillary Documents to which Buyer and GENH are a party, to authorize its officers to execute and deliver this Agreement and such Ancillary Documents, and to execute and deliver such further documents as are necessary and proper to consummate the terms and provisions of this Agreement and the Ancillary Documents to which Buyer or GENH is a party. Upon the execution of this Agreement and those Ancillary Documents to which Buyer or GENH is a party, this Agreement and such Ancillary Documents will constitute the valid and legally binding obligations of Buyer and/or GENH enforceable in accordance with their respective terms.

(c) No Violations. Neither the execution and delivery of this Agreement or any Ancillary Document nor the consummation of the transactions herein and therein contemplated and compliance with the terms and provisions hereof and thereof will (i) conflict with or result in any breach or default of any of the terms or conditions of or constitute a default under or result in the creation of any Lien under: (A) the governing documents, if and as amended, of Buyer or GENH; (B) any note, agreement, indenture, mortgage, deed of trust, lease, contract, agreement, license or other instrument or obligation to which Buyer or GENH is a party; or (C) any judgment, order, decree, ruling, injunction, license, permit, law, rule or regulation of any court, governmental body or arbitrator in Proceedings to which Buyer or GENH is a party; or (ii) require a consent or waiver to be obtained by Buyer or GENH, except for those comments or waivers contemplated by this Agreement.

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(d) No Brokers or Finders. Neither Buyer or GENH nor any of their managers, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

(e) Buyer Litigation. There is no actual or, to Buyer’s Knowledge, threatened Proceeding that presents a claim to restrain, delay, condition or prohibit the transactions contemplated herein or to impose upon Buyer or GENH any material costs, conditions or obligations in connection therewith, and to Buyer’s Knowledge, there is no basis for such Proceeding.

(f) GENH Common Stock. The GENH Common Stock has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances, except as contained in the Shareholders Agreement; provided, however, that the Stock Consideration may be subject to restrictions on transfer set forth in this Agreement or under state and/or federal securities laws as required by such laws at the time a transfer is proposed.

5. Additional Covenants of Buyer and Seller.

5.1 Labor and Employment Matters.

(a) Generally. Without limiting Section 2 hereof, Buyer shall not assume any employment or employee benefit obligation, or any wage or salary payment obligation, including, without limitation, those arising under any pension, profit sharing, deferred compensation, bonus, stock option, severance, welfare, medical, dental, sick leave or vacation, wage or other employee benefit, retirement (including any supplemental executive retirement plan Liabilities) or compensation plan, procedure, policy or practice of Seller (“Seller’s Employee Plans”), regardless of whether such plan, procedure, policy or practice is disclosed to Buyer.

(b) Employment Transition Provisions. Prior to the Closing, Seller shall afford Buyer a reasonable opportunity to interview Seller’s employees for prospective employment by Buyer if so requested by Buyer. Buyer shall be entitled (but shall have no obligation, except with respect to Jack and Watt) to offer employment to any such person, on terms and conditions established by Buyer; provided, however that Buyer (i) shall offer employment to a reasonable number of employees of Seller sufficient to continue to operate the Business in substantially the same manner as conducted as of the Closing Date; and (ii) shall offer employment to the persons listed on Schedule 5.1(b). On the Closing Date, Seller will pay all wages, salaries, bonuses and other compensation and benefits (and all related employment Taxes), if any, of Seller’s employees accrued through, and including, the Closing Date, and all severance and other amounts, if any, which may become payable to or receivable by Seller’s employees and Buyer shall not assume or be responsible for the payment of any such amounts owed to such employees.

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(c) Employee Plans. Seller, and not Buyer, shall be solely responsible and liable to pay or make provision for all pension, profit sharing, deferred compensation, bonus, stock option, severance, retirement, sick leave and vacation (other than for Seller’s employees that are employed by Buyer after the Closing Date), welfare, medical, dental and other amounts due under any of Seller’s Employee Plans, through, and including, the Closing Date with respect to Seller’s employees.

(d) Employment of Owners. Buyer and Seller agree that the continued employment of Owners listed on Schedule 5.1(d) is critical to the success of the Business. Buyer’s obligations to consummate the transactions contemplated by this Agreement are contingent upon each Owner signing, prior to Closing, an employment agreement, in the form attached hereto as Exhibit “D” with Buyer.

5.2 Operation of the Business Prior to Closing. Prior to the Closing Date, Seller will operate the Business in a substantially similar manner as the Business is being operated as of the Effective Date.

5.3 Restrictive Covenants.

(a) Non-competition for Owners, Seller and Parent. As an inducement to Buyer and GENH to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby, for a period of three (3) years from the Closing Date (and for each Owner, if later, one (1) year after each Owner’s separation of employment from Buyer), Seller, Parent, and each Owner will not, and will cause its or his Affiliates to not, within the United States, directly or indirectly, engage in, continue in or carry on any business that competes in any aspect with the Business, or the business of Buyer or any of its Affiliates, in each case as operated at any point during the period from the Closing until such Owner’s separation of employment from Buyer or GENH.

(b) Non-Disparagement. Each of the Parties agrees that it will not, and each will cause its Affiliates to not, disparage the other Parties or their respective Affiliates, or the Business, to any Person. Notwithstanding the foregoing, nothing contained herein shall prevent any Party from providing truthful testimony under compulsion of legal process or in response to any governmental investigation.

(c) Confidentiality. Seller, Parent, Oz Capital and each Owner will, and will cause their Representatives to, hold in confidence any and all information, whether written or oral, concerning the Business and the Assets, except to the extent that Seller, Parent, Oz Capital or Owners can show that such information (i) is already publicly known at the time of disclosure to Seller, Parent, Oz Capital or such Owner; (ii) becomes publicly known after disclosure to Seller, Parent, Oz Capital or such Owner through no fault of Seller, Parent, Oz Capital, Owners or their Affiliates or Representatives; (iii) is disclosed to Seller, Parent, Oz Capital, Owners or their Affiliates or Representatives by third parties having no obligation of confidentiality to Buyer; or (iv) is independently developed or learned by Seller, Parent, Oz Capital, Owners or their Affiliates or Representatives after the Closing Date without reference or use of such confidential information of Buyer. If Seller, Parent, Oz Capital, any Owner or any of their Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of law, Seller, Parent, Oz Capital or such Owner shall promptly notify Buyer in writing of such fact and Seller, Parent, Oz Capital or such Owner shall use its or his reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Seller, Parent, Oz Capital and Owners shall enforce, at Buyer’s expense, for the account, and for the benefit, of Buyer, all confidentiality and similar agreements between Seller and any other party relating to the Assets or the Business.

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(d) Non-Solicitation. For a period of five (5) years from the Closing Date (and for each Owner, if later, one (1) year after each Owner’s separation of employment from Buyer), each Owner, Seller, Parent and Oz Capital will not, and will cause their Affiliates to not, (i) directly or indirectly solicit, divert or take away, in whole or in part, any customers or prospects of the Business to provide or perform services offered by the Business; (ii) hire or solicit or entice any employee or independent contractor of the Business to leave his or her employment or retention by the Business and/or accept employment or retention with any other person or entity whose business is competitive with the Business; or (iii) divert or attempt to divert business of any kind from the Business, including, without limitation, interference with any business relationship with suppliers, customers, licensees, licensors or contractors. The foregoing solicitation restriction shall not apply to broad-based, untargeted solicitations to prospective employees or candidates so long as no employees of the Business are hired.

5.4 Press Releases and Announcements. Except for any public disclosure that any Party in good faith believes is required by any Legal Requirement (in which case, if practicable, the disclosing Party will give the other Parties an opportunity to review and comment upon such disclosure before it is made), prior to the Closing no Party will make any public disclosure, announcement or press release concerning this Agreement or the transaction contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, after the Effective Date, (i) Buyer will be permitted, in its reasonable discretion, to make a public disclosure (including an 8-K filing under the Exchange Act), announcement and press release concerning Buyer’s acquisition of the Business; provided, however, that Buyer must submit such disclosure to Seller before such disclosure; and (ii) neither Seller nor any Owner will make any public disclosure, announcement or press release concerning the Business, this Agreement or any of the transactions contemplated by this Agreement without Buyer’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

5.5 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Proceeding in connection with (a) any transactions contemplated under this Agreement; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller or Buyer, each of the other Parties will cooperate with such contesting or defending Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor). Notwithstanding the foregoing, this Section 5.5 shall not apply to any matter in which the supporting Party would be required to take any position adverse to such Party’s own interest, the interest of such Party’s Affiliates, or any Person related to such Party by blood or marriage.

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5.6 Further Assurance. Each Party hereto agrees at any time and from time to time, to make, execute and deliver any and all such other and further instruments or documents and do any and all such acts and/or things as the other Party shall reasonably require for the purpose of giving full force and effect to the terms and conditions of this Agreement and the transactions contemplated hereunder.

5.7 Payment of Sales or Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

5.8 Consents; Permits. Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 4.1(c). As promptly as reasonably practicable following the execution of this Agreement, Seller shall request (and Buyer shall reasonably cooperate with Seller in connection with such request) from each of the third parties listed on Schedule 4.1(c) and use its best efforts to obtain from each of such clients and other third parties a written consent to the assignment of the Assets, in form and substance reasonably acceptable to Buyer (each, a “Consent”). Buyer shall use its reasonable best efforts to obtain, as promptly as reasonably practicable following execution of this Agreement, the approval of Buyer’s senior secured lender of the consummation of the transactions contemplated by this Agreement.

5.9 Name Change. Within five (5) Business Days following the Closing Date, Seller and Owners may (i) cause Seller to change its name with the Secretary of State of the State of Texas and the State of Kentucky to a name approved by Buyer that does not contain “Halcyon Thruput” or any similar name and Seller and Owners shall cause Seller to cease using such names immediately upon Closing; and (ii) assist Buyer with filing and obtaining a registered trademark with the United States Patent and Trademark Office for such marks as Buyer desires to register.

5.10 Information Regarding Buyer. During the period from the Effective Date to the Closing Date, Buyer shall make available to Owners such information regarding Buyer as Owners reasonably request in order to allow Owners (i) to make such investigation of the business, properties, books and records of Buyer as Owners reasonably deem necessary; and (ii) to conduct such examination of the condition of Buyer as Owners reasonably deem necessary for purposes of conducting such due diligence as Owners reasonably deem necessary. Buyer shall promptly notify Seller after becoming aware of any material adverse change in the business, assets, condition (financial or otherwise), operations, results of operations or prospects of Buyer which occurs between the Effective Date and the Closing Date.

5.11 Website. Promptly after Closing, Seller and Owners shall cause the domain registration for halcyonthruput.com to be transferred to Buyer.

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5.12 Rights.

(a) Mandatory Registration. As soon as reasonably practicable, following the Closing, but not later than November 30, 2020, the Company shall file a registration statement with the SEC providing for registration of all of the GENH Common Stock issued to Seller pursuant to this Agreement then outstanding (the “Registration Statement”). The Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act by the SEC as soon as reasonably practicable. The Registration Statement when effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made).  As soon as practicable following the date that the Registration Statement becomes effective, but in any event within two (2) Business Days of such date, Buyer shall provide Seller with written notice of the effectiveness of such Registration Statement. Notwithstanding any registration of the GENH Common Stock, the Holders shall not have the right to Transfer the GENH Common Stock until after the expiration of the Restricted Period.

(b) Delay Rights. Notwithstanding anything to the contrary contained herein, Buyer shall not be required to file a Registration Statement (or any amendment thereto) or, if a Registration Statement has been filed but not declared effective by the SEC, request effectiveness of such Registration Statement, for a period of up to forty-five (45) days, if (i) Buyer determines in good faith that a postponement is in the best interest of Buyer and its stockholders generally due to a pending transaction involving Buyer (including a pending securities offering by Buyer, or any proposed financing, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving Buyer), (ii) Buyer determines such registration would require disclosure of material information that Buyer has a bona fide business purpose for preserving as confidential, or (iii) audited financial statements as of a date other than the fiscal year end of Buyer would be required to be prepared; provided, however, that in no event shall any such period exceed an aggregate of ninety (90) days in any 365-day period.

5.13 Pro Formas. Seller shall update the Pro Formas after each month-end after the Effective Date and prior to the Closing Date and provide such updated Pro Formas to Buyer within seven (7) days after each month-end.

5.14 Personal Guaranty. Buyer shall agree to secure the termination of any personal guaranties provided by the Owners with respect to Contracts and Liabilities of the Business listed on Schedule 5.14 (the “Personal Guaranties”). To the extent that such Personal Guaranties cannot be released and terminated, Buyer shall indemnify and hold the Owners harmless from and against any Losses incurred by the Owners under such Personal Guaranties from events and facts arising after the Closing Date.

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6. Closing.

6.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) may occur my mail and electronic mail on a date mutually agreed upon by the Parties following the date on which all closing conditions set forth in Section 7 have been satisfied or waived. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

6.2 Deliveries at Closing.

(a) Buyer’s and GENH’s Deliveries. At the Closing, Buyer and GENH shall deliver or cause to be delivered to Seller the following:

(i) the Cash Payment pursuant to wire transfer instructions provided by Seller;

(ii) the GENH Common Stock to be issued on the Closing Date issued to the Holders as provided on Schedule 3.1(b).;

(iii) the Bill of Sale - Assignment and Assumption Agreement, executed by Buyer;

(iv) an offer letter executed by the plant manager;

(v) the Employment Agreement, executed by each of Jack and Watt for Seller (other than Owners) in the form set forth on Exhibit “D”;

(vi) a Subscription Agreement with respect to the GENH Common Stock in form and substance reasonably satisfactory to GENH;

(vii) a certificate of an officer of Buyer and GENH certifying (A) resolutions of the board of directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer or GENH is a party and consummation of the transactions contemplated by this Agreement and the Ancillary Documents to which Buyer or GENH is a party, and including a copy of such resolutions; and (B) certifying as to the incumbency of the officer(s) of Buyer and GENH executing this Agreement and the Ancillary Documents on behalf of Buyer or GENH;

(viii) a directors and officers questionnaire in form and substance reasonably satisfactory to GENH;

(ix) any consents, waivers and authorizations necessary or appropriate for the consummation by Buyer or GENH of the transactions contemplated by this Agreement; and

(x) such other documents as may be specified in this Agreement or any exhibit or schedule hereto to be delivered by Buyer or GENH at the Closing and as may otherwise be reasonably required by Seller or Parent to effect the transactions contemplated by this Agreement.

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(b) Seller’s and Parent’s Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer and GENH the following:

(i) Agreements in form and substance reasonably satisfactory to Buyer pursuant to which the Holders agree not to Transfer their GENH Common Stock until after the expiration of the Restricted Period;

(ii) a certificate of good standing, or equivalent, for Seller and Parent as issued by the Secretary of States of the State of Texas;

(iii) the Bill of Sale - Assignment and Assumption Agreement, executed by Seller;

(iv) an offer letter executed by the plant manager;

(v) the Employment Agreement, executed by each of Jack and Watt for Seller (other than Owners) in the form set forth on Exhibit “D”;

(vi) a certificate of an Officer of Seller and Parent (A) certifying that attached to such certificate are true and complete copies of Seller’s and Parent’s (I) articles of organization, as amended through and in effect on the Closing Date; (II) operating agreement and limited partnership agreement, as amended through and in effect on the Closing Date; and (III) resolutions of members of Seller and partners of Parent authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller or Parent is a party, and consummation of the transactions contemplated by this Agreement and the Ancillary Documents to which Seller or Parent is a party; and (B) certifying as to the incumbency of the officer(s) of Seller and Parent executing this Agreement and the Ancillary Documents on behalf of Seller and parent;

(vii) all necessary or appropriate payoff letters and other lien-release documentation;

(viii) all other consents, waivers, releases and authorizations necessary or appropriate for the consummation by Seller of the transactions contemplated by this Agreement, including the Consents and releases or waivers of any Liens (other than Permitted Liens) of record on the Assets from the applicable lienor;

(ix) all filings and registrations with, and all approvals from, all federal, state and local governmental agencies or authorities required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(x) such other documents as may be specified in this Agreement or any exhibit or schedule hereto to be delivered by Seller or Parent at the Closing and as may otherwise be reasonably required by Buyer or GENH to effect the transactions contemplated by this Agreement.

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7. Condition Precedent to Buyer’s and GENH’s Obligations Hereunder. The obligation of Buyer and GENH to consummate this Agreement, and the transactions contemplated hereby, shall be subject to and conditioned upon the satisfaction at or before Closing of each of the following conditions; it being understood that the following conditions precedent are included herein for the exclusive benefit of Buyer and GENH, may be waived, in writing, in whole or in part, by Buyer and GENH at any time, and shall not survive the Closing:

7.1 Covenants and Deliverables. All of the covenants and agreements contained in this Agreement to be complied with and performed by Seller, Parent, GENH and each Owner at or before the Closing shall have been complied with and performed in all respects, and Seller shall have delivered to Buyer all of the consents, documents and instruments that are required to be delivered by Seller to Buyer at or prior to the Closing, and Seller shall have received the Consents required by Section 7.9. Seller, Parent, GENH and each Owner shall have executed and delivered each of the Ancillary Documents to which each of them is a party. Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to transfer the Assets to Buyer free and clear of all Liens (other than Permitted Liens).

7.2 Representations and Warranties. All representations and warranties of Seller, Parent, GENH and Owners contained in or made pursuant to this Agreement shall be true, correct and complete at the Closing as if made at and as of the Closing, unless an earlier date is indicated in such representation and warranty, in which case such representation or warranty shall be true, correct, and complete as of such date.

7.3 Material Adverse Change. There shall have occurred no material adverse change in the business, assets, condition (financial or otherwise), operations, results of operations or prospects of the Business or the financial condition or results of operations of Seller since January 1, 2020.

7.4 Certificates. Seller and Parent shall have delivered to Buyer and GENH certificates, dated as of the Closing Date, executed by a responsible officer on behalf of Seller and Parent and certifying to the satisfaction of the conditions specified in Sections 7.1, 7.2 and 7.3 hereof.

7.5 Permits. Buyer shall have obtained any governmental licenses, authorizations, certificates and permits required by applicable Governmental Entities to permit Buyer to acquire the Assets, and to establish and operate the Business in the manner in which it was operated immediately prior to the Closing.

7.6 No Liens. No Liens, except for Permitted Liens, have been filed against the Assets.

7.7 No Actions. No action, suit or Proceeding by any Governmental Entity shall be pending which seeks to prevent the consummation of the transactions contemplated by this Agreement, no injunction or order of any court or administrative agency of competent jurisdiction shall be in effect which restricts or prohibits the consummation of the transactions contemplated by this Agreement, and all waiting periods, if any, specified by law shall have passed.

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7.8 Due Diligence. Buyer shall have completed to its sole and exclusive satisfaction its due diligence investigation of the Business.

7.9 Required Consents Obtained. Buyer shall have received the Consents set forth in Schedule 7.9, and any other applicable Contracts, leases or agreements listed on Schedule 7.9 from each of the clients, vendors and any other third party listed on Schedule 7.9.

7.10 Sufficiency of Employees. Buyer or GENH shall have obtained signed employment agreements and commitments of continued employment from employees of Seller sufficient to continue to operate the Business in the same manner as conducted as of the Closing Date.

7.11 Exhibits and Schedules. The exhibits and the schedules to this Agreement shall have been revised to the reasonable satisfaction of Buyer and GENH to reflect only events and updated information that occurred and became available after the execution of this Agreement.

7.12 Insurance Claim. Seller shall have settled the Insurance Claim with the Insurance Company and received the payment for the Insurance Claim from the Insurance Company; provided, however, that Buyer may, at its sole option, waive the condition precedent to Closing contained in this Section 7.12 in exchange for the assignment of any of Seller’s rights to the proceeds from the Insurance Claim to Buyer, in form and substance acceptable to Buyer.

7.13 Real Property. All of the transactions contemplated the Real Property Purchase Agreement shall have been consummated simultaneously with the transactions under this Agreement.

7.14 SEC Waiver. The SEC shall have waived the obligation of GENH to audit the Yearly Financial Statements.

7.15 Equity. GENH shall have raised additional cash equity equal to the Cash Payment.

7.16 DaysOS Software. The DaysOS Membership Interest Purchase Agreement and the DaysOS License Agreement shall have been consummated simultaneously with the transactions under this Agreement.

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8. Conditions Precedent to Seller’s, Parent’s and Owners’ Obligations Hereunder. The obligation of Seller, Parent and Owners to consummate this Agreement, and the transactions contemplated hereby, shall be subject to and conditioned upon satisfaction at or before the Closing of the following conditions; it being understood that the following conditions precedent are included herein for the exclusive benefit of Seller and Owners, may be waived, in writing, in whole or in part, by Seller, Parent and Owners at any time, and shall not survive the Closing:

8.1 Covenants and Deliverables. All of the covenants and agreements contained in this Agreement to be complied with and performed by Buyer and GENH at or before the Closing shall have been complied with and performed in all respects, and Buyer and GENH shall have delivered to Seller all of the consents, documents and instruments which are required to have been delivered by Buyer and GENH at or prior to the Closing. Each of Buyer and GENH shall have executed and delivered each of the Ancillary Documents to which it is a party.

8.2 Representations and Warranties. All representations and warranties of Buyer contained in or made pursuant to this Agreement shall be true, correct and complete at the Closing as if made at and as of the Closing unless an earlier date is indicated in such representation and warranty, in which case such representation or warranty shall be materially true, correct, and complete as of such date.

8.3 Certificates. Buyer and GENH shall have delivered to Seller a certificate, dated the Closing Date, executed by a responsible officer on behalf of Buyer and GENH and certifying to the satisfaction of the conditions specified in Sections 8.1 and 8.2 hereof.

8.4 No Actions. No action, suit or Proceeding by any Governmental Entity shall be pending which seeks to prevent the consummation of the transactions contemplated by this Agreement, no injunction or order of any court or administrative agency of competent jurisdiction shall be in effect which restricts or prohibits the consummation of the transactions contemplated by this Agreement, and all waiting periods, if any, specified by law shall have passed.

9. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Buyer and GENH and Seller and Parent;

(b) by Buyer giving written notice to Seller if Seller is in breach, or by Seller giving written notice to Buyer if Buyer is in breach, in any material respect of any representation, warranty or covenant contained in this Agreement and such breach, if capable of being cured, is not cured within seven (7) days after the date of such written notice;

(c) by Buyer, if the conditions precedent to Buyer’s and GENH’s obligations to close set forth in Section 7 have not been satisfied, or waived by Buyer, as of the Closing;

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(d) by Seller, if the conditions precedent to Seller’s and Parent’s obligations to close set forth in Section 8 have not been satisfied, or waived by Seller, as of the Closing;

(e) by Buyer by giving written notice to Seller if Buyer is not satisfied with the results of its continuing business, legal and accounting due diligence regarding Seller; or

(f) by Buyer or Seller if any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

10. Indemnification.

10.1 Survival of Representations, Warranties, Covenants, and Indemnifications. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twenty-four (24) months after the Closing Date, unless and then only to the extent that non-compliance with such representations and warranties is waived in writing by the Party for whose benefit such representations and warranties are being made; provided, that the Fundamental Representations and claims based upon fraud or intentional misrepresentations shall survive the Closing until sixty (60) days past the expiration of the applicable statute of limitations, unless and then only to the extent that non-compliance with such representations and warranties is waived in writing by the Party for whose benefit such representations and warranties are being made.

10.2 Indemnification by Seller, Parent, Oz Capital and Owners. Seller, Parent, Oz Capital and the Owners hereby jointly and severally agree to protect, indemnify, defend and hold Buyer, GENH and their Affiliates, and their respective members, managers, directors, shareholders, officers, agents, legal representatives, successors and assigns, and each of them (“Buyer Indemnified Parties”), free and harmless from and against any and all Losses to the extent accruing, based upon, or resulting from (a) any breach, violation or non-fulfillment by Seller, Parent, Oz Capital or the Owners of any representation or warranty set forth in this Agreement or any of the Ancillary Documents; (b) the breach by Seller, Parent, Oz Capital or the Owners of any covenant, agreement or other term or provision of this Agreement or any of the Ancillary Documents; (c) the operation of the Business prior to the Closing; (d) the ownership or condition of the Assets prior to the Closing; (e) the Excluded Assets; (f) incidents, occurrences or conditions relating to the Business commencing or in existence prior to the Closing, unless the Losses occur after the Closing and Buyer failed to use reasonable efforts to mitigate such Losses; (g) any and all liabilities and obligations of Seller and Owners of any nature whatsoever, including, without limitation, the Retained Liabilities (whether accrued, absolute, contingent, known, asserted, unasserted or otherwise, and whether due or to become due), excluding only the Assumed Liabilities; (h) fraud or intentional misrepresentations by Seller or any Owner; (i) any claims, demands and Proceedings pending against the Business or related to the Business as of the Closing Date and any claims and demands and Proceedings brought against the Business after the Closing Date that are based upon acts, omissions, facts, conditions, events and circumstances occurring or existing on or prior to the Closing Date, whether or not set forth on Schedule 4.1(s); and (j) any and all Losses incident to any of the foregoing. Notwithstanding anything herein to the contrary, in the case of the representations set forth in Section 4.2, only the Owner who has breached, violated or failed to fulfill a representation, shall have any liabilities or obligations under this Section 10.2 to the Buyer Indemnified Parties as a result of such breach, violation or non-fulfillment.

ASSET PURCHASE AGREEMENT – Page 33

10.3 Indemnification by Buyer. Buyer and GENH hereby jointly and severally agree to protect, indemnify, defend and hold Seller, Parent, Owners, their Affiliates, and their respective members, managers, officers, agents, legal representatives, heirs, personal representatives, successors and assigns, and each of them, free and harmless from and against any and all Losses accruing, based upon, resulting from or directly or indirectly arising out of (a) any breach, violation or non-fulfillment of any representation, warranty or covenant by or of Buyer set forth in this Agreement or any of the Ancillary Documents; (b) the breach by Buyer of any other term or provision of this Agreement or any of the Ancillary Documents; (c) any and all liabilities and obligations of Buyer whatsoever pursuant to this Agreement (including, but not limited to the Assumed Liabilities), excluding those liabilities and obligations expressly retained by Seller pursuant to this Agreement; (d) the operation of the Business or ownership or condition of the Assets after the Closing; and (e) fraud or intentional misrepresentations by Buyer.

10.4 Claims.

(a) Whenever any claim for indemnification shall arise under this Section 10, including a third party claim (each, a “Claim”), the Party seeking indemnification (the “Indemnitee”) shall notify in writing the Party from which indemnification is sought (the “Indemnitor”) of the Claim promptly after Indemnitee becomes aware of the Claim’s existence, specifying the factual basis for the Claim and the amount or an estimate (if known or reasonably determinable) of the liability that may arise therefrom (an “Indemnification Notice”).

(b) For an Indemnitee to be entitled to any indemnification provided for under this Agreement arising out of or involving a claim or demand made by any third party, including a claim or demand made by any Governmental Entity (a “Third Party Claim”), the Indemnitee shall provide an Indemnification Notice to the Indemnitor relating to the Third Party Claim as soon as possible after the Indemnitee’s receipt of notice of the Third Party Claim. Thereafter, the Indemnitee shall deliver to the Indemnitor copies of all notices and documents, including all court papers, received by the Indemnitee relating to the Third Party Claim. An Indemnitee’s failure to provide an Indemnification Notice promptly shall not relieve the Indemnitor from its indemnification obligations with respect to the subject of the Indemnification Notice, except to the extent the Indemnitor is materially prejudiced as a result of such failure.

(c) If a Third Party Claim is made against an Indemnitee, then the Indemnitor shall be entitled to participate in the defense of the Third Party Claim and, if the Indemnitor so chooses, to assume the defense of the Third Party Claim. If the Indemnitor so elects to assume the defense of a Third Party Claim, then the Indemnitor shall not be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third Party Claim. If the Indemnitor assumes such defense, then the Indemnitee shall have the right to participate in the defense of the Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood, however, that the Indemnitor shall control such defense, but shall not have the right to settle, adjust or compromise such Third Party Claim without the consent of the Indemnitee which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnitor chooses to defend any Third Party Claim, then the Parties shall cooperate in the defense of the Third Party Claim. Such cooperation shall include the retention and (upon the Indemnitor’s request) provision to the Indemnitor of records that are reasonably relevant to the Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided. If the Indemnitor, within a reasonable time after receipt of an Indemnification Notice relating to a Third Party Claim, chooses not to assume defense of the Third Party Claim or fails to defend the Third Party Claim actively and in good faith, then the Indemnitee shall (upon further notice to the Indemnitor) have the right to undertake the defense of the Third Party Claim; provided, however, that, if indemnification is to be sought hereunder, the Indemnitee may not to settle, adjust or compromise such Third Party Claim without the consent of the Indemnitor which consent shall not be unreasonably withheld, conditioned or delayed.

ASSET PURCHASE AGREEMENT – Page 34

10.5 Limitation of Liability. Under no circumstances shall any Party be liable to another Party for any consequential, incidental, indirect, exemplary, special, or punitive damages unless damages of this sort have been awarded to a third party.

10.6 Offset. To the extent that Buyer or GENH shall have any Claims for Losses under Section 3.5 or Section 10.2, Buyer or GENH and its Affiliates shall have the right, as a non-exclusive remedy, to offset such Losses against any payments in cash or GENH Common Stock (including the Stock Consideration) due under or with respect to the Earn-Out , the Working Capital adjustment or any other payment due under this Agreement.  If Buyer or GENH elects to offset, Buyer shall promptly notify Seller in writing (the “Offset Notice”) of the amount, nature and basis of the offset.  If Seller disputes Buyer’s offset, Seller shall notify Buyer of its dispute in writing (the “Offset Dispute Notice”) within thirty (30) days of Seller’s receipt of the Offset Notice.  If no Offset Dispute Notice is given within such 30-day period, (a) Buyer’s offset described in the Offset Notice shall be deemed agreed upon between the Parties; and (b) the amount set forth in the Offset Notice may be subtracted from the payments due and owing to Seller.  In the event an Offset Dispute Notice is timely delivered to Buyer, Buyer and Seller shall use their commercially reasonable efforts to resolve such dispute among themselves.   In the event of a dispute, the portion of the amount of the Loss set forth in the Offset Notice shall not be paid to Seller until such dispute is resolved.

10.7 Limitations.

(a) Seller and Owners shall not have any liability for Losses under Section 10.2(a) unless and until the aggregate of all Losses related thereto for which Seller and Owners would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to $25,000.00 (the “Threshold”), at which point Seller shall indemnify Buyer Indemnified Parties for all of such Losses, including the Threshold; provided, however, that the limitations set forth in this Section 10.7(a) shall not apply to any indemnification claim brought for breach of (i) Sections 4.1(a), 4.1(b), 4.1(d), 4.1(o), 4.1(p), 4.2(a), 4.2(b) and 4.2(c) (the “Fundamental Representations”); or (ii) any fraudulent or intentional misrepresentations or willful misconduct.

(b) Notwithstanding anything to the contrary in this Agreement and in addition to all other limitations set forth herein, the amount of all indemnification payments required to be made by Seller and Owners pursuant to Section 10.2(a) shall not, individually or in the aggregate, exceed $2,600,000.00; provided, however, that the limitations set forth in this Section 10.7(b) shall not apply to any indemnification claim brought for (i) a breach of the Fundamental Representations; or (ii) any fraudulent or intentional misrepresentations or willful misconduct.

ASSET PURCHASE AGREEMENT – Page 35

(c) Each Party must provide notice pursuant to Section 10.4(a) of a Claim pursuant to Section 10.2(a) with respect to a breach of a representation or warranty during the survival period of such representation or warranty as set forth in Section 10.1.

11. General Provisions.

11.1 Recitals. The recitals set forth above are incorporated herein by reference as though fully set forth verbatim at length herein.

11.2 Exclusivity. In consideration of the expenses that Buyer has incurred and will incur in connection with the proposed transaction contemplated by this Agreement, Seller agrees that neither it nor any of its agents, Affiliates or Representatives will: (a) directly or indirectly initiate contact with or solicit any inquiries or proposals from any person or entity (other than Buyer) relating to any sale of the Business, whether directly or by merger or any similar transaction or business combination involving Seller; or (b) furnish any information to any person or entity about or relating to the Business in connection with any of the foregoing. Seller agrees to promptly notify Buyer in writing of any contact (whether by telephone, personal conversation, fax, e-mail or otherwise) between Seller and/or any of its representatives, on the one hand, and any other Person, on the other hand, regarding any offer, proposal or inquiry of any nature relating to the prohibited types of transactions described in this paragraph. Seller will cause its Representatives to terminate all such discussions or negotiations that may be in progress on the date hereof.

11.3 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, or if mailed, by certified or registered mail, postage prepaid, or by express courier, to the Parties at the following addresses (or such other addresses that shall be given in writing by any Party to the others by notice in accordance with this Section 11.3):

If to Seller or any Owner:

OZC Agriculture KY, LLC

222 West Exchange Street

Fort Worth, Texas 76164

Attn: Jack N. Sibley

with a copy to (which shall not constitute notice):

Matthew A. Boyd, Esq.

Hawkins Parnell & Young, LLP

303 Peachtree Street NE, Suite 4000

Atlanta, Georgia 30308

ASSET PURCHASE AGREEMENT – Page 36

If to Buyer:

Generation Hemp, Inc.

PO Box 540308

Dallas, Texas 75354

Attn: Gary C. Evans

with a copy to (which shall not constitute notice):

Larry L. Shosid, Esq.

Bell Nunnally & Martin LLP

2323 Ross Avenue, Suite 1900

Dallas, Texas 75201

If personally delivered, then such communication shall be deemed delivered on the date of actual receipt, and if sent by overnight courier or certified or registered mail, then such communication shall be deemed delivered one (1) Business Day after being deposited with an overnight courier, in the case of an overnight courier, or three (3) Business Days after being deposited with the U.S. Postal Service, in the case of certified or registered mail.

11.4 Complete Agreement; Burden and Benefit; Assignment. This Agreement, together with the Ancillary Documents and the exhibits and schedules hereto, represents the final and complete contract of the Parties regarding the transactions contemplated hereby and thereby, and shall be binding upon, and inure to the benefit of, the Parties and their respective beneficiaries, successors and assigns. No other agreements, representations, warranties, or other matters, whether written or oral, will be deemed to bind the Parties with respect to the subject matter hereof. Buyer shall not assign any of its rights or obligations hereunder without the prior written consent of Seller.

11.5 Modification and Waiver. No alterations or variations of the terms and provisions of this Agreement shall be valid unless made in writing and signed by all of the Parties or their successors or permitted assigns. No waiver by any Party of any of the provisions hereof shall be effective unless expressly set forth in writing and executed by the Party so waiving. The waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.6 Governing Law; Venue. The Parties agree that the law of the State of Texas shall govern any dispute arising out of this Agreement or any Ancillary Document (unless an Ancillary Document expressly provides that it is governed by the laws of a jurisdiction other than Texas) regardless of any conflict of law doctrines applicable to the States in which the Parties reside or in which the claim arises. Furthermore, the Parties agree that they consent to the personal jurisdiction of the courts located in the State of Texas, County of Dallas, which shall provide the exclusive forum for any controversy arising under this Agreement. Each Party consents to personal and subject matter jurisdiction and venue in such applicable court and waives and relinquishes all rights to object to the suitability or convenience of such venue or forum by reason of their present or future domiciles or by any other reason. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions. Process in any such action may be served on any Party anywhere in the world, whether within or outside the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party in a manner described in Section 11.3 for the giving of notice shall be deemed effective service of process on such Party.

ASSET PURCHASE AGREEMENT – Page 37

11.7 Arbitration. Any dispute arising under or relating to this Agreement must be submitted to binding arbitration in Dallas County, Texas pursuant to the rules for commercial arbitrations of the American Arbitration Association with a single arbitrator, and the Parties hereby agree to and will not contest such submissions. Judgment upon the award rendered by an arbitrator may be entered in any court having jurisdiction. Nothing contained in this Section 11.7 shall prevent Buyer from seeking injunctive or other equitable relief

11.8 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.9 Severability. If any provision of this Agreement is held to be invalid or unenforceable, such holding will not affect the validity or enforceability of the other provisions of this Agreement.

11.10 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same agreement. Electronic transmission signatures shall suffice for execution hereof.

11.11 Exhibits and Schedules. All exhibits and schedules referred to in this Agreement are incorporated herein by reference.

11.12 Section and Subsection Headings. Section and subsection headings inserted in this Agreement are for convenience only and shall not be deemed to have any legal effect whatsoever in the interpretation of this Agreement.

11.13 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

11.14 Expenses. Each Party shall bear the fees, costs and expenses of its legal counsel, accountants, and other advisors in connection with the negotiation and consummation of the transactions contemplated hereby.

11.15 Independent Counsel. Each Party warrants and represents that it has entered into this Agreement based upon its independent judgment, knowledge and expertise, as well as on the advice of professional persons or firms consulted by it and not in reliance upon advice of professional persons or firms retained by any other Party.

11.16 Attorneys’ Fees. In the event that any Party hereto brings a Proceeding to enforce or interpret the terms and provisions of this Agreement, the prevailing Party in that Proceeding shall be entitled to have and recover from the non-prevailing Party all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing Party may suffer or incur in the pursuit or defense of such Proceeding.

Signature Pages Follow

ASSET PURCHASE AGREEMENT – Page 38

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by the Parties, the corporate Parties acting through their respective duly authorized officers, as of the date first above written.

SELLER:

HALCYON THRUPUT, LLC,
a Texas limited liability company

By:	/s/ Watt P. Stephens
Name:	Watt P. Stephens
Title:	Partner

OZ CAPITAL:

OZ CAPITAL, LLC,
a Texas limited liability company

By:	/s/ Watt P. Stephens
Name:	Watt P. Stephens
Title:	Partner

PARENT:

OZC AGRICULTURE KY, LP,
a Texas limited partnership

By:	OZC Kentucky GP, LLC,
its general partner

By:	/s/ Watt P. Stephens
Name:	Watt P. Stephens
Title:	Partner

OWNERS:

/s/ Jack Sibley
JACK SIBLEY, a resident of the State of Texas

/s/ Watt Stephens
WATT STEPHENS, a resident of the State of Texas

ASSET PURCHASE AGREEMENT – Signature Page

BUYER:

GENH HALCYON ACQUISITION, LLC,
a Texas limited liability company

By:	/s/ Gary C. Evans
Gary C. Evans, Chairman and CEO

GENH:

GENERATION HEMP, INC.,
a Colorado corporation

By:	/s/ Gary C. Evans
Gary C. Evans, Chairman and CEO

ASSET PURCHASE AGREEMENT – Signature Page

Schedules to and Exhibits of Purchase and Sale Agreement

Schedule 1.1(a)	Business Agreements

Schedule 1.1(b)	Tangible Assets of the Business

Schedule 1.1(c)	Accounts Receivable

Schedule 1.1(d)	Inventory

Schedule 1.1(f)	Licenses and Permits of the Business

Schedule 1.1(g)	Marketing Assets

Schedule 1.1(i)	Confidentiality and Noncompetition Agreements

Schedule 1.2(c)	Other Excluded Assets

Schedule 2.1(ii)	Assumed Payables

Schedule 2.1(iii)	Assumed Liabilities

Schedule 3.1(b)	Equity Distribution

Schedule 3.5(a)	Working Capital Methodologies

Schedule 4.1(c)	No Violations or Conflicts

Schedule 4.1(d)	Title to Assets

Schedule 4.1(e)	Financial Statements

Schedule 4.1(f)	Liabilities

Schedule 4.1(g)	Certain Developments

Schedule 4.1(h)	Absence of Adverse Change

Schedule 4.1(j)(i)	Intellectual Property of the Business

Schedule 4.1(j)(ii)	Intellectual Property Contracts

Schedule 4.1(l)	Material Partners

Schedule 4.1(q)(iii)	List of Business, Independent Contractors, Consultants and Agents

Schedule 4.1(s)	Litigation

Schedule 5.1(d)	Owners who Will Transition to Buyer

Schedule 5.14	Personal Guaranties

Schedule 7.9	Required Consents

Exhibit “A”	Definitions

Exhibit “B”	Bill of Sale – Assignment and Assumption Agreement

Exhibit “C”	Real Property Purchase Agreement

Exhibit “D”	Owner Employee Agreement

Exhibit “A”

Definitions

“Accounting Firm” has the meaning set forth in Section 3.4(c).

“Action” means any action, complaint, claim, petition, litigation, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity, before any Governmental Entity relating to this Agreement or the transactions contemplated hereby

“Adjusted Working Capital” has the meaning set forth in Section 3.5(c).

“Affiliate” means with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or Controls, is Controlled by or is under common Control with, such Person. Each Owner is deemed to be an Affiliate of Seller.

“Agreement” has the meaning set forth in the introductory paragraph.

“Ancillary Documents” has the meaning set forth in Section 1.3.

“Assets” has the meaning set forth in Section 1.1.

“Assumed Liabilities” has the meaning set forth in Section 2.1.

“Business” has the meaning set forth in the recitals.

“Business Agreements” has the meaning set forth in Section 1.1(a).

“Business Day” means a day that is not a Saturday or a Sunday or a day that banks in the State of Texas are not generally authorized or required by Legal Requirements to be closed.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2.

“Buyer’s Knowledge” means the actual knowledge of Gary Evans without any investigation and inquiry.

“Cash Payment” has the meaning set forth in Section 3.1(a).

“Claim” has the meaning set forth in Section 10.4(a).

“Closing” has the meaning set forth in Section 6.1.

“Closing Balance Sheet” has the meaning set forth in Section 3.5(c).

“Closing Date” has the meaning set forth in Section 6.1.

“Consent” has the meaning set forth in Section 5.8.

“Contract” means any oral or written agreement, instrument, lease, or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof) to which Seller is a party or by which it is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

“Earn-Out” has the meaning set forth in Section 3.2.

“Earn-Out Objection Notice” has the meaning set forth in Section 3.4(b).

“Earn-Out Objection Period” has the meaning set forth in Section 3.4(b).

“Earn-Out Payment” has the meaning set forth in Section 3.2.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Environmental Law” means any Law, Order or other requirement of Law for the protection of the environment, or for the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as “hazardous” or “toxic” or any similar term under such Environmental Law.

“Estimated Balance Sheet” has the meaning set forth in Section 3.5(a).

“Estimated Working Capital” has the meaning set forth in Section 3.5(a).

“Estimated Insurance Ceiling” has the meaning set forth in Section 3.1(c).

“Estimated Insurance Floor” has the meaning set forth in Section 3.1(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Financial Statements” has the meaning set forth in Section 4.1(e).

“Fundamental Representations” has the meaning set forth in Section 10.7(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GENH” has the meaning set forth in the introductory paragraph.

“GENH Common Stock” has the meaning set forth in Section 3.1(a).

“Government Contract” means any prime Contract, or subcontract under any prime Contract, with any Governmental Entity.

“Governmental Entity” means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any foreign government or any state, municipality or other political subdivision in or of any of the foregoing (whether now or hereafter constituted and/or existing) and any court, agency, instrumentality, regulatory commission or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Receipts” has the meaning set forth in Section 3.3(a).

“Holders” has the meaning set forth in Section 3.1(b).

“Indemnification Notice” has the meaning set forth in Section 10.4(a).

“Indemnitee” has the meaning set forth in Section 10.4(a).

“Indemnitor” has the meaning set forth in Section 10.4(a).

“Insurance Claim” has the meaning set forth in Section 3.1(c).

“Insurance Company” has the meaning set forth in Section 3.1(c).

“Intellectual Property” has the meaning set forth in Section 1.1(e).

“Inventory” means any inventory, including goods, goods-in-transit, supplies, containers, packaging materials, raw materials, work-in-progress, finished goods, samples and other consumables.

“IP Contracts” has the meaning set forth in Section 4.1(j)(ii).

“Jack” means Jack Sibley, a resident of the State of Texas.

“Law” means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation or code of any Governmental Entity.

“Legal Requirement” means any federal, state, local and foreign laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and to the extent the same is required to be accrued on the financial statements of such entity.

“Lien” means any restriction, mortgage, pledge, lien, charge, security interest, encumbrance, objection or joint ownership.

“Loss” means any and all claims, debts, liabilities, obligations, losses, damages, fines, penalties, judgments, assessments, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), liens and encumbrances.

“Material Customers” has the meaning set forth in Section 4.1(l).

“Material Partners” has the meaning set forth in Section 4.1(l).

“Material Suppliers” has the meaning set forth in Section 4.1(l).

“Net Cash Flow” has the meaning set forth in Section 3.3(b).

“Objection Notice” has the meaning set forth in Section 3.5(d).

“Objection Period” has the meaning set forth in Section 3.5(d).

“Offset Dispute Notice” has the meaning set forth in Section 10.6.

“Offset Notice” has the meaning set forth in Section 10.6.

“Operating Expenses” has the meaning set forth in Section 3.3(c).

“Order” shall mean any judgment, order, injunction, decree, or writ of any Governmental Entity or any arbiter.

“Ordinary Course” means in the ordinary course of Seller’s Business consistent with past practice.

“Owner” or “Owners” has the meaning set forth in the recitals.

“Oz Capital” has the meaning set forth in the introductory paragraph.

“Packaged Software” has the meaning set forth in Section 4.1(j)(ii).

“Parent” has the meaning set forth in the introductory paragraph.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Permitted Liens” means (a) Liens on assets arising by operation of Legal Requirement securing the payment of Taxes which are not yet due and payable; (b) mechanics’, carriers’, workers’, repairers’, and similar non-consensual Liens arising by operation of law and relating to obligations of Seller which are incurred in the Ordinary Course and which are not due and payable as of the Closing Date; (c) with respect to real property only, (i) minor imperfections of title, if any, none of which detracts from the value or impairs the present or anticipated use of any real property subject thereto in any material respect or impairs the marketability of any real property subject thereto in any material respect, or impairs the present or anticipated operations of the Business in any material respect; and (ii) zoning laws and other land use restrictions of any Governmental Entity that do not impair the present or anticipated use of any real property subject thereto; and Liens to be satisfied from the proceeds of the Purchase Price immediately after Closing; and (d) any lien, whether arising by contract or statute, in favor of any landlord on personal property located on premises leased from such landlord.

“Permits” has the meaning set forth in Section 1.1(f).

“Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or other legal entity.

“Personal Guaranties” has the meaning set forth in Section 5.14.

“Pro Formas” has the meaning set forth in Section 4.1(e) .

“Proceeding” means any civil or criminal litigation, arbitration, mediation or other action, suit, claim, demand, summons, citation or subpoena or inquiry of any kind or nature whatsoever, civil, criminal, regulatory or otherwise, at law or in equity.

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Purchase Price Allocation” has the meaning set forth in Section 3.6.

“Real Property” has the meaning set forth in the recitals.

“Real Property Purchase Agreement” has the meaning set forth in Section 1.4.

“Records” has the meaning set forth in Section 1.1(h).

“Registration Statement” has the meaning set forth in Section 5.12(a).

“Representatives” means a Party’s Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents.

“Restricted Agreements” has the meaning set forth in Section 1.3.

“Restricted Period” has the meaning set forth in Section 3.1(b).

“Retained Liabilities” has the meaning set forth in Section 2.2.

“SEC” has the meaning set forth in Section 3.4(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and any successor laws.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller’s Employee Plans” has the meaning set forth in Section 5.1(a).

“Seller’s Knowledge” means the actual knowledge of Jack N. Sibley and Watt P. Stephens after reasonable investigation and inquiry.

“Settlement Amount” has the meaning set forth in Section 3.1(c).

“Shareholders Agreement” has the meaning set forth in Section 3.1(b).

“Stock Consideration” has the meaning set forth in Section 3.1(a).

“Tax” or “Taxes” means (i) all taxes, charges, fees, levies or other assessments in the nature of a tax (whether federal, state, local or foreign), including income, gross receipts, excise, property, sales, use, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes; and (ii) any interest, penalties and additions related to the foregoing.

“Tax Return” means any return, amended return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any Legal Requirement relating to any Taxes.

“Threshold” has the meaning set forth in Section 10.7(a).

“Third Party Claim” has the meaning set forth in Section 10.4(b).

“Transfer” has the meaning set forth in Section 3.1(b).

“WCA Claim” means the claims of Sellers that exist or may be asserted by Sellers against West Coast Agricultural Construction Company.

“Watt” means Watt Stephens, a resident of the State of Texas.

“Working Capital” has the meaning set forth in Section 3.5(a).

“Working Capital Methodologies” has the meaning set forth in Section 3.5(a).

“Working Capital Target” has the meaning set forth in Section 3.5(b).

“Year One” means the 2020 calendar year.

“Year Three” means the 2022 calendar year.

“Year Two” means the 2021 calendar year.

“Yearly Financial Statements” has the meaning set forth in Section 4.1(e).

Exhibit “B”

Bill of Sale – Assignment and Assumption Agreement

[see attached]

Exhibit “C”

Real Property Purchase Agreement

[see attached]

Exhibit “D”

Owner Employee Agreement

[see attached]